Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

February 13, 2023

by and among

ROC Energy Acquisition Corp.,

ROC MERGER SUB, INC.,

and

DRILLING TOOLS INTERNATIONAL HOLDINGS, INC.

i

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		28

4.01	Corporate Organization of the Company	28
4.02	Subsidiaries	28
4.03	Due Authorization	29
4.04	No Conflict	29
4.05	Governmental Authorities; Consents	30
4.06	Capitalization	30
4.07	Capitalization of Subsidiaries	31
4.08	Financial Statements	32
4.09	Undisclosed Liabilities	32
4.10	Litigation and Proceedings	32
4.11	Compliance with Laws	33
4.12	Intellectual Property	33
4.13	Contracts; No Defaults	36
4.14	Company Benefit Plans	39
4.15	Labor Matters	40
4.16	Taxes	41
4.17	Brokers’ Fees	44
4.18	Insurance	44
4.19	Real Property; Assets	44
4.20	Environmental Matters	45
4.21	Absence of Changes	46
4.22	Affiliate Agreements	46
4.23	Internal Controls	46
4.24	Permits	47
4.25	Registration Statement	47
4.26	Related Party Transactions	47
4.27	International Trade; Anti-Corruption	48
4.28	Top Customers	48
4.29	Sexual Harassment	48
4.30	No Additional Representations and Warranties	48

Article V REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB		49

5.01	Corporate Organization	49
5.02	Due Authorization	50
5.03	No Conflict	51
5.04	Litigation and Proceedings	51
5.05	Compliance with Laws	51
5.06	Employee Benefit Plans	52
5.07	Governmental Authorities; Consents	53
5.08	Trust Account	53
5.09	Taxes	54
5.10	Brokers’ Fees	55
5.11	Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act	55
5.12	Business Activities; Absence of Changes	57
5.13	Registration Statement	58
5.14	No Outside Reliance	58
5.15	Capitalization	59
5.16	Nasdaq Stock Market Listing	60
5.17	Contracts; No Defaults	60
5.18	Title to Property	61
5.19	Investment Company Act	61
5.20	Affiliate Agreements	61

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Article VI COVENANTS OF THE COMPANY		61

6.01	Conduct of Business	61
6.02	Inspection	64
6.03	No Acquiror Common Stock Transactions	65
6.04	No Claim Against the Trust Account	65
6.05	Proxy Solicitation; Other Actions	65
6.06	Intellectual Property Registrations	66

Article VII COVENANTS OF ACQUIROR		66

7.01	Conduct of Acquiror During the Interim Period	66
7.02	Trust Account	69
7.03	Inspection	69
7.04	Acquiror Nasdaq Listing	69
7.05	Acquiror Public Filings	69
7.06	Section 16 Matters	70
7.07	Exclusivity	70
7.08	Stockholder Action	70
7.09	Written Consent of Merger Sub	70
7.10	Incentive Equity Plan	70
7.11	Obligations as an Emerging Growth Company and a Controlled Company	71

Article VIII JOINT COVENANTS		71

8.01	Subscription Agreements	71
8.02	Support of Transaction	71
8.03	Preparation of Registration Statement; Special Meeting; Solicitation of Company Requisite Approval	72
8.04	Tax Matters	74
8.05	Confidentiality; Publicity	75
8.06	Post-Closing Cooperation; Further Assurances	75
8.07	Additional Insurance and Indemnity Matters	75
8.08	HSR Act and Regulatory Approvals	77
8.09	Employee Matters	79
8.10	Non-Solicitation; Acquisition Proposals	79

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Article IX CONDITIONS TO OBLIGATIONS		81

9.01	Conditions to Obligations of All Parties	81
9.02	Additional Conditions to Obligations of Acquiror	82
9.03	Additional Conditions to the Obligations of the Company	83

Article X TERMINATION/EFFECTIVENESS		83

10.01	Termination	83
10.02	Effect of Termination	84

Article XI MISCELLANEOUS		85

11.01	Waiver	85
11.02	Notices	85
11.03	Assignment	86
11.04	Rights of Third Parties	86
11.05	Expenses	86
11.06	Governing Law	86
11.07	Captions; Counterparts	86
11.08	Schedules and Exhibits	86
11.09	Entire Agreement	87
11.10	Amendments	87
11.11	Severability	87
11.12	Jurisdiction; WAIVER OF TRIAL BY JURY	87
11.13	Enforcement	88
11.14	Non-Recourse	88
11.15	Nonsurvival of Representations, Warranties and Covenants	88
11.16	Acknowledgments	89

iv

Exhibits

Exhibit A – Form of PubCo Bylaws

Exhibit B – Form of PubCo Charter

Exhibit C – Form of Acquiror Incentive Plan

Exhibit D – Form of Surviving Company Bylaws

Exhibit E – Form of Surviving Company Charter

Exhibit F – Form of Director Nomination Agreement

Exhibit G – Form of Lock-Up Agreement

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of February 13, 2023, is entered into by and among ROC Energy Acquisition Corp., a Delaware corporation (prior to the Effective Time, “Acquiror” and, at and after the Effective Time, “PubCo”), ROC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Drilling Tools International Holdings, Inc., a Delaware corporation (the “Company”). Acquiror, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Acquiror is a special purpose acquisition company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, Merger Sub is a newly formed, wholly-owned, direct subsidiary of Acquiror, and was formed for the sole purpose of the Merger;

WHEREAS, subject to the terms and conditions of this Agreement, at the Closing, Merger Sub is to merge with and into the Company pursuant to the Merger, with the Company surviving as the Surviving Company;

WHEREAS, in connection with the Merger, the stockholders of the Company will be entitled to receive merger consideration in the form of the right to receive cash and stock in PubCo, as more fulsomely described in this Agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor entered into a letter agreement (the “Sponsor Support Agreement”) with Acquiror and the Company;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, certain Company Stockholders have entered into Support Agreements (each, a “Company Support Agreement”) with Acquiror;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror, certain Acquiror Stockholders and certain Company Stockholders who will receive common stock of PubCo (the “PubCo Common Stock”) pursuant to Article III have entered into that certain Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), to be effective upon the Closing;

WHEREAS, in connection with the Merger and following the execution and delivery of this Agreement, Acquiror intends to enter into subscription agreements (collectively, the “Subscription Agreements”) with Equity Investors, pursuant to which each Equity Investor will commit to invest cash in Acquiror in order to acquire Acquiror Common Stock in a private placement or placements, as applicable, prior to or in connection with the Closing;

WHEREAS, in connection with the Merger, Acquiror shall adopt the amended and restated bylaws (the “PubCo Bylaws”) in the form set forth on Exhibit A;

WHEREAS, in connection with the Merger, Acquiror shall adopt, subject to obtaining the Acquiror Stockholder Approval, the amended and restated certificate of incorporation (the “PubCo Charter”) in the form set forth on Exhibit B, to provide for, among other things an increase in the number of authorized shares of PubCo Common Stock;

WHEREAS, at the Closing, the shares of Company Preferred Stock will be converted into cash and shares of PubCo Common Stock and the shares of Company Common Stock will be converted into shares of PubCo Common Stock;

WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to its stockholders to have their Acquiror Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the stockholders of Acquiror for the Business Combination (the “Offer”);

WHEREAS, prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the Acquiror Stockholder Approval, adopt the stock incentive plan (the “Acquiror Incentive Plan”) in the form set forth on Exhibit C;

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations and (ii) this Agreement be adopted as a “plan of reorganization” for purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) (the “Intended Tax Treatment”); and

WHEREAS, the respective boards of directors or similar governing bodies of each of Acquiror, Merger Sub and the Company have each (i) approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL (as defined below) and (ii) recommended to their respective stockholders the approval and adoption of this Agreement and the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

Article I
CERTAIN DEFINITIONS

1.01         Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Affiliate Agreement” has the meaning specified in Section 5.20.

2

“Acquiror and Merger Sub Representations” means the representations and warranties of each of Acquiror and Merger Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the Acquiror and Merger Sub Schedules. For the avoidance of doubt, the Acquiror and Merger Sub Representations are solely made by Acquiror and Merger Sub.

“Acquiror and Merger Sub Schedules” means the disclosure schedules of Acquiror and Merger Sub.

“Acquiror Benefit Plans” has the meaning set forth in Section 5.06.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Board Recommendation” has the meaning specified in Section 8.03(d).

“Acquiror Common Stock” means Acquiror’s Common Stock, par value $0.0001 per share.

“Acquiror Cure Period” has the meaning specified in Section 10.01(c).

“Acquiror Incentive Plan” has the meaning specified in the recitals hereto.

“Acquiror Incentive Plan Proposal” has the meaning specified in Section 8.03(c).

“Acquiror Organizational Documents” means the Certificate of Incorporation and Acquiror’s bylaws, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Acquiror Private Placement Rights” has the meaning ascribed to it in the Acquiror SEC Reports as of the date of this Agreement.

“Acquiror Private Placement Units” has the meaning ascribed to it in the Acquiror SEC Reports as of the date of this Agreement.

“Acquiror Public Right” has the meaning ascribed to it in the Acquiror SEC Reports as of the date of this Agreement.

“Acquiror Public Unit” has the meaning ascribed to it in the Acquiror SEC Reports as of the date of this Agreement.

“Acquiror Rights” means, collectively, the Acquiror Public Rights and the Acquiror Private Placement Rights.

“Acquiror SEC Reports” has the meaning specified in Section 5.11(a).

“Acquiror Stockholder” means a holder of Acquiror Common Stock.

“Acquiror Stockholder Approval” has the meaning specified in Section 5.02(b).

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“Acquiror Units” means, collectively the Acquiror Public Units and Acquiror Private Placement Units.

“Acquisition Proposal” has the meaning specified in Section 8.10(c).

“Action” means any claim, action, suit, assessment, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Additional Proposal” has the meaning specified in Section 8.03(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning specified in the preamble hereto.

“Aggregate Company Cash Consideration” means $11,000,002.

“Aggregate Company Preferred Stock Consideration” means a number of shares of PubCo Common Stock equal to the difference between:

(a)            the Per Share Company Common Stock Consideration multiplied by the As Converted Preferred Share Count; minus

(b)            the Aggregate Company Cash Consideration divided by the Closing Share Price.

“Aggregate Company Stock Consideration” means a number of shares of PubCo Common Stock equal to the sum of (a) the Company Equity Value divided by the Closing Share Price plus (b) the Variable Stock Amount.

“As Converted Preferred Share Count” the number of shares of Company Common Stock issuable upon conversion of all of the shares of Company Preferred Stock issued and outstanding as of immediately prior to the Effective Time.

“Amendment Proposal” has the meaning specified in Section 8.03(c).

“Ancillary Agreements” means this Agreement, PubCo Bylaws, PubCo Charter, the Sponsor Support Agreement, the Company Support Agreements, the Registration Rights Agreement, the Lock-up Agreements, the Subscription Agreements and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including the U.S. Foreign Corrupt Practices Act, as amended (FCPA), and the U.S. Travel Act, 18 U.S.C. § 1952.

4

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Audited Financial Statements” has the meaning specified in Section 4.08.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Proposal” has the meaning set forth in Section 7.07.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Houston, Texas are authorized or required by Law to close.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, filed with the Secretary of State of the State of Delaware on December 1, 2021.

“Certificate of Merger” has the meaning specified in Section 2.01.

“Change in Recommendation” has the meaning set forth in Section 8.03(d).

“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning specified in Section 2.03.

“Closing Date” has the meaning specified in Section 2.03.

“Closing Share Price” means $10.10.

“Code” has the meaning specified in the recitals hereto.

“Company” has the meaning specified in the preamble hereto.

“Company Affiliate Agreement” has the meaning specified in Section 4.22.

“Company Benefit Plan” has the meaning specified in Section 4.14(a).

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning specified in Section 8.03(e).

“Company Capital Stock” means, as applicable, Company Common Stock and Company Preferred Stock.

5

“Company Certificate of Incorporation” means the Second Amended and Restated Certificate of Formation of the Company, as amended.

“Company Equity Value” means $209,273,033, which is the sum of the Company Rollover Equity Value plus the Aggregate Company Cash Consideration.

“Company Common Stock” has the meaning specified in Section 4.06(a).

“Company Cure Period” has the meaning specified in Section 10.01(b).

“Company Fully Diluted Shares” means the sum (without duplication) of:

(a)            the aggregate number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time; plus

(b)            the As Converted Preferred Share Count; plus

(c)            the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Stock Options outstanding as of immediately prior to the Effective Time.

“Company Group” means the Company and each Company Subsidiary.

“Company Group Member” means the Company or any Company Subsidiary.

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used or held for use in connection with the conducting the business of the Company Group Members.

“Company Option” has the meaning specified in Section 3.05(a).

“Company Preferred Stock” has the meaning specified in Section 4.06(a).

“Company Related Party Contract” has the meaning specified in Section 4.26.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Company Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Requisite Approval” has the meaning specified in Section 4.03.

“Company Rollover Equity Value” means $198,273,031.

“Company Schedules” means the disclosure schedules of the Company.

“Company Stockholder” means the holder of either a share of Company Common Stock or a share of Company Preferred Stock.

6

“Company Stock Plan” means the Company’s 2012 Nonqualified Stock Option Equity Incentive Plan.

“Company Subsidiaries” has the meaning specified in Section 4.02.

“Company Support Agreements” has the meaning specified in the recitals.

“Confidential Data” means all data for which the Company is required by Law, Contract or privacy policy to keep confidential or private, including all such data transmitted to the Company by customers of the Company or Persons that interact with the Company.

“Consent Solicitation Statement” means the consent solicitation statement with respect to the solicitation by the Company of the Company Requisite Approval.

“Consultant Contracts” has the meaning specified in Section 4.14(c).

“Contract” means any legally binding contract, agreement, subcontract, lease, or purchase order (other than any Company Benefit Plans).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“Deadline Extension Loans” means any loans provided by the Sponsor or its Affiliates to Acquiror for the purpose of extending the date by which Acquiror must consummate a business combination.

“DGCL” means the Delaware General Corporation Law.

“Director Nomination Agreement” has the meaning specified in Section 9.02(d).

“Dissenting Shares” has the meaning specified in Section 3.10.

“Effective Time” has the meaning specified in Section 2.01.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection, preservation or remediation of the environment (including natural resources) or human health and safety, including but not limited to the use, storage, emission, disposal or release of or exposure to Hazardous Materials.

“Environmental Permits” has the meaning specified in Section 4.20(b).

“Equity Financing” means the aggregate amount of cash actually invested in (or contributed to) Acquiror by the Equity Investors pursuant to any Subscription Agreements.

“Equity Investor” means any Person that is a party to a Subscription Agreement.

“ERISA” has the meaning specified in Section 4.14(a).

7

“ERISA Affiliate” has the meaning specified in Section 4.14(e).

“Estimated Aggregate Company Stock Consideration Statement” has the meaning specified in Section 3.06(a).

“Estimated Closing Statement” has the meaning specified in Section 3.06(b).

“Exchange Act” means the Securities Exchange Act of 1934.

“Final Aggregate Company Stock Consideration Statement” has the meaning specified in Section 3.06(a).

“Final Closing Statement” has the meaning specified in Section 3.06(b).

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 4.07.

“Former Company Stockholder” has the meaning specified in Section 3.11.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive” (or words of similar intent or meaning) under Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, per- and polyfluoroalkyl substances or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

8

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) patents, industrial designs, and utility models and applications for any of the foregoing, including all provisionals, divisionals, continuations, continuations-in-part, requests for continuing examination, reissues, reexaminations, renewals and extensions of any of the foregoing and all rights to claim priority of any of the foregoing; (ii) trademarks, service marks, certification marks, trade names, trade dress, logos, slogans, tag lines, fictitious business names, uniform resource locators, internet domain names, social media accounts and handles, and all other source or business identifiers or designators of origin (whether registered or unregistered), registrations and applications, for registration of, and renewals and extensions of, any of the foregoing, and all common law rights in and goodwill associated with any of the foregoing (collectively, “Trademarks”); (iii) works of authorship, websites, copyrights, mask work rights, database rights, and design rights (all whether registered or unregistered); registrations and applications for registration of, and all renewals and extensions of, any of the foregoing and all moral rights associated with any of the foregoing; (iv) all economic rights of authors and inventors, however denominated; (v) trade secrets and other proprietary and confidential information and data, including inventions (whether or not patentable or reduced to practice), invention disclosures, ideas, developments, improvements, know-how, designs, drawings, algorithms, source code, methods, processes, techniques, formulae, research and development, compilations, compositions, manufacturing processes, production processes, devices, specifications, reports, analyses, data, data analytics, customer lists, supplier lists, pricing information, cost information, business plans, business proposals, marketing plans, and marketing proposals (collectively, “Trade Secrets”); (vi) Software; (vii) artificial intelligence technologies, machine learning technologies and deep learning technologies including any and all proprietary algorithms, software or systems that make use of or employ neural networks, statistical learning algorithms, or reinforcement learning, and proprietary embodied AI and related hardware or equipment; (viii) any rights recognized under applicable Law that are equivalent or similar to any of the foregoing; and; (ix) all rights to sue and collect damages for past, present and future infringement of and other violations of any of the foregoing.

9

“Intended Tax Treatment” has the meaning specified in the recitals hereto.

“Interim Period” has the meaning specified in Section 6.01.

“International Trade Laws” means any Law relating to international trade, including: (i) import laws and regulations administered by U.S. Customs and Border Protection, (ii) export control regulations issued by the U.S. Department of State pursuant to the International Traffic in Arms Regulations (22 C.F.R. 120 et seq.) and/or the U.S. Department of Commerce pursuant to the Export Administration Regulations (15 C.F.R. 730 et seq.); (iii) sanctions laws and regulations as administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (31 C.F.R. Part 500 et seq.); (iv) U.S. anti-boycott laws and requirements (Section 999 of the US Internal Revenue Code of 1986, as amended, or related provisions, or under the Export Administration Act, as amended, 50 U.S.C. App. Section 2407 et seq.).

“IT Systems” means the Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology and telecommunications assets, systems, and equipment, and all associated documentation, in each case, owned, used, held for use, leased, outsourced or licensed by or for a Company Group Member for use in the conduct of its business as it is currently conducted.

“JOBS Act” has the meaning specified in Section 7.11.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased, licensed or otherwise occupied by a Company Group Member.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.

“Lock-Up Agreement” means a lock-up agreement in the form of Exhibit G hereto.

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“Material Adverse Effect” means any event, change or circumstance that has a material adverse effect on the assets, business, results of operations or financial condition of the Company; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in applicable Laws or GAAP after the date hereof or any official interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, including any change in oil and gas prices, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (d) any change generally affecting any of the industries or markets in which the Company and its Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required by this Agreement or with the prior written consent of Acquiror, (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, pandemic, weather condition, explosion fire, act of God or other force majeure event including, for the avoidance of doubt, COVID-19, and any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s compliance therewith, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company and its Subsidiaries operate, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of the Company to meet any projections, forecasts or budgets (provided that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect to the extent not described in clauses (a) – (i) of this definition of Material Adverse Effect) or (i) any actions taken, or failures to take action, or such other changes or events, in each case, which Acquiror has requested or to which it has consented, except in the case of clause (a), (b), (d), (f) and (g) to the extent that such change has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants.

“Material Contracts” has the meaning specified in Section 4.13(a).

“Material Permits” has the meaning specified in Section 4.24.

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“Merger” has the meaning specified in Section 2.01.

“Merger Sub” has the meaning specified in the preamble hereto.

“Minimum Cash Condition” has the meaning specified in Section 9.01(h).

“Multiemployer Plan” has the meaning specified in Section 4.14(e).

“Named Parties” means (i) with respect to this Agreement, the Company, Acquiror and Merger Sub (and their permitted successors and assigns), and (ii) with respect to any Ancillary Agreement, the parties named in the preamble thereto (and their permitted successors and assigns), and “Named Party” means any of them.

“Nasdaq” means the Nasdaq Global Market.

“Nondisclosure Agreement” has the meaning specified in Section 11.09.

“Offer” has the meaning specified in the recitals hereto.

“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of association, bylaws, partnership agreement, operating agreement or similar formation or governing documents and instruments.

“Outstanding Acquiror Expenses” has the meaning specified in Section 3.09(b).

“Outstanding Company Expenses” has the meaning specified in Section 3.09(a).

“Owned Company Software” means all Software owned or purported to be owned by a Company Group Member.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company and includes the Owned Company Software.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Company Common Stock Consideration” means a number of shares of PubCo Common Stock equal to the quotient of (a) the Aggregate Company Stock Consideration divided by (b) the Company Fully Diluted Shares.

“Per Share Company Preferred Cash Consideration” means the quotient of (a) the Aggregate Company Cash Consideration divided by (b) the number of issued and outstanding shares of Company Preferred Stock as of immediately prior to the Effective Time.

“Per Share Company Preferred Stock Consideration” means a number of shares of PubCo Common Stock equal to (i) the Aggregate Company Preferred Stock Consideration divided by (ii) the number of issued and outstanding shares of Company Preferred Stock as of immediately prior to the Effective Time.

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“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations, variances, exemptions and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business, (B) that relate to amounts not yet delinquent or (C) that are being contested in good faith through appropriate Actions, and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for current period Taxes not yet delinquent or for Taxes that are being contested in good faith through appropriate Actions that are sufficiently reserved for on the Financial Statements in accordance with GAAP, (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (v) non-exclusive licenses of Owned Intellectual Property entered into in the ordinary course of business consistent with past practice, (vi) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Unaudited Financial Statements or Liens the existence of which is referred to in the notes to the balance sheet included in the Unaudited Financial Statements, (vii) in the case of Leased Real Property, matters that would be disclosed by an accurate survey or inspection of such Leased Real Property, which do not materially interfere with the current use or occupancy of any Leased Real Property, (viii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any Leased Real Property, (ix) statutory Liens of landlords for amounts that (A) are not due and payable, (B) are being contested in good faith by appropriate proceedings and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP or (C) may thereafter be paid without penalty and (x) Liens described on Schedule 1.01(b) or incurred in connection with activities permitted under Section 6.01 hereof (including, for the avoidance of doubt, any refinancings of existing indebtedness of the Company).

“Person” means any individual, firm, corporation, partnership (limited or general), limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means any data that constitutes sensitive personal information or sensitive personal data under any Law, excluding any such personal information that could be in a public record.

“Privacy and Security Requirements” means, to the extent applicable to the Company, (a) any Laws relating to privacy and data security, including laws regulating the Processing of Protected Data; (b) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”) and any other privacy- or data security- related industry standards to which the Company is legally or contractually bound or has publicly represented with which it complies; (c) all Contracts between the Company and any Person that is applicable to the PCI DSS, privacy, data security and/or the Processing of Protected Data; and (d) all Company policies and procedures relating to the PCI DSS, privacy, data security and/or the Processing of Protected Data, including without limitation all Company website and Company mobile application privacy policies and internal information security procedures.

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“Processing” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of a Company Group Member, or from which a Company Group Member has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Proposals” has the meaning specified in Section 8.03(c).

“Protected Data” means Personal Information and Confidential Data.

“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from Acquiror Stockholders to approve the Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Common Stock in conjunction with a stockholder vote on the Business Combination).

“PubCo” has the meaning specified in the recitals hereto.

“PubCo Board” means the board of directors of PubCo.

“PubCo Bylaws” has the meaning specified in the recitals hereto.

“PubCo Charter” has the meaning specified in the recitals hereto.

“PubCo Common Stock” means PubCo’s common stock, par value $0.0001 per share.

“PubCo Option” has the meaning specified in Section 3.05(a).

“Public Shares” has the meaning ascribed to it in the Acquiror SEC Reports as of the date of this Agreement.

“Publicly Available Software” means (i) any Software that is distributed as free software or open source software (including Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, any Creative Commons “ShareAlike” license, the Server Side Public License, or the Apache Software License), or pursuant to open source, copyleft, or similar licensing and distribution models; and (ii) any Software that requires as a condition of use, modification, and/or distribution of such Software that such Software or other Software incorporated into, linked to, derived from, or distributed with such Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no or minimal charge.

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“Real Estate Lease Documents” has the meaning specified in Section 4.19(b).

“Redeeming Stockholder” means an Acquiror Stockholder who demands that Acquiror redeem its Acquiror Common Stock for cash in connection with the Offer and in accordance with the Acquiror Organizational Documents.

“Redetermination Date” has the meaning specified in Section 3.11.

“Redetermination Date Closing Statement” has the meaning specified in Section 3.11.

“Registered Intellectual Property” means all of the Owned Intellectual Property that is the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by any Governmental Authority, quasi-governmental authority, or registrar.

“Registration Rights Agreement” has the meaning specified in the recitals hereto.

“Registration Statement” has the meaning specified in Section 8.03(a).

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, agents, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Sanctioned Country” means any country or region that is or has in the past five (5) years been the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Venezuela, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws, including: (a) any Person listed on any U.S. or foreign sanctions- or export-related restricted or prohibited party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, the Entity, Denied Persons and Unverified Lists maintained by the U.S. Department of Commerce, the UN Security Council Consolidated List, and the EU Consolidated List; (b) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) any national of a Sanctioned Country.

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“Sanctions Laws” means all U.S. and foreign Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the United Nations Security Council, and the European Union.

“Schedules” means the Acquiror and Merger Sub Schedules and the Company Schedules.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Security Breach” means any (i) security breach or breach of Protected Data under applicable Privacy and Security Requirements or any unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of Protected Data or the Company’s own confidential information; or (ii) unauthorized interference with system operations or security safeguards of IT Systems, including any phishing incident or ransomware attack.

“Software” means any and all (a) computer programs and firmware, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other documentation used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” means a meeting of the holders of Acquiror Common Stock to be held for the purpose of approving the Proposals.

“Sponsor” means, ROC Energy Holdings, LLC, a Delaware limited liability company.

“Sponsor Nominated Director” has the meaning specified in Section 2.05(a).

“Sponsor Support Agreement” has the meaning specified in the recitals hereto.

“Stock Issuance Proposal” has the meaning specified in Section 8.03(c).

“Stockholder Action” has the meaning specified in Section 7.08.

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“Subscription Agreement” has the meaning specified in the recitals hereto.

“Subscription Fees” means any and all capital markets advisory fees incurred by Acquiror in connection with the Equity Financing that become due and payable on or prior to the Closing.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a general or limited partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Substitute Awards” has the meaning specified in Section 3.05(b).

“Supplier” means any Person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of a Company Group Member.

“Surviving Company” has the meaning specified in Section 2.01.

“Surviving Company Bylaws” means the form of bylaws set forth on Exhibit D.

“Surviving Company Charter” means the form of amended and restated certificate of incorporation set forth on Exhibit E.

“Surviving Provisions” has the meaning specified in Section 10.02.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, withholding, payroll, ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, sales, use, or other tax, governmental fee or other like assessment, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 10.01(c).

“Terminating Company Breach” has the meaning specified in Section 10.01(b).

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“Termination Date” has the meaning ascribed to such term in the Certificate of Incorporation, as may be extended or amended in accordance with the Certificate of Incorporation, this Agreement and applicable Law and shall not be any later than June 6, 2023 without the Company’s written consent.

“Transaction Proposal” has the meaning specified in Section 8.03(c).

“Transactions” means the transactions contemplated by this Agreement to occur at or prior to the Closing on the Closing Date, including the Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.08(a).

“Trust Agreement” has the meaning specified in Section 5.08(a).

“Trustee” has the meaning specified in Section 5.08(a).

“Unaudited Financial Statements” has the meaning specified in Section 4.08.

“Variable Stock Amount” means, (i) for purposes of Section 3.01, Section 3.06 and determining the Aggregate Company Stock Consideration as of the Closing Date, the Forfeited Founder Share Merger Consideration, as determined pursuant to the Sponsor Support Agreement; and (ii) for purposes of Section 3.11 and determining the Aggregate Company Stock Consideration as of the Redetermination Date, the Forfeited Founder Share Merger Consideration, as determined pursuant to the Sponsor Support Agreement plus any share of PubCo Common Stock to be issued to the Former Company Stockholders after the Effective Time pursuant to the Sponsor Support Agreement, including Section 4.8(c) of the Sponsor Support Agreement.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

“Working Capital Loans” means any loans provided by the Sponsor or its Affiliates to Acquiror for the purpose of funding working capital expenses incurred in good faith by Acquiror in the ordinary course of business.

1.02            Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation”, and (vi) the word “or” shall be disjunctive but not exclusive.

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(b)            When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s or Acquiror’s business, as applicable, consistent with past practice.

(c)            Any reference in this Agreement to “PubCo” shall also mean Acquiror to the extent the matter relates to the pre-Closing period and any reference to “Acquiror” shall also mean “PubCo” to the extent the matter relates to the post-Closing period (including, for the purposes of this Section 1.02(c), the Effective Time).

(d)            Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(e)            Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(f)             The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(g)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(h)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(i)             The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been (A) provided no later than one (1) calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form, or (B) with respect to Acquiror, filed with the SEC by Acquiror on or prior to the date hereof.

1.03            Knowledge. For the purposes of this Agreement, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, Wayne Prejean and David Johnson, and in the case of Acquiror, Daniel Kimes and Rosemarie Cicalese.

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Article II
THE MERGER; CLOSING

2.01            The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) following the Merger and the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger between Merger Sub and the Company (the “Certificate of Merger”), such Merger to be consummated immediately upon filing of the Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

2.02            Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.03            Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware.

2.04            Organizational Documents of Acquiror and the Surviving Company.

(a)            At the Closing and immediately prior to the Effective Time, the Certificate of Incorporation and the bylaws of Acquiror shall be amended and restated in their entirety to be the PubCo Charter and the PubCo Bylaws, respectively, until thereafter supplemented or amended in accordance with their terms and the DGCL. The name of PubCo, as stated in the PubCo Charter, shall be “Drilling Tools International Corporation” or as otherwise mutually agreed upon by Acquiror and the Company.

(b)            At the Effective Time by virtue of the Merger, the Company Certificate of Incorporation and the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to be the Surviving Company Charter and the Surviving Company Bylaws, respectively, until thereafter supplemented or amended in accordance with their terms and the DGCL.

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2.05            Directors and Officers of Acquiror and the Surviving Company.

(a)            Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, subject to any limitation with respect to any specific individual imposed under applicable Laws and the listing requirements of Nasdaq (for the avoidance of doubt, after giving effect to any exemptions available to a controlled company), Acquiror shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause, effective as of the Closing, the PubCo Board to consist of the persons designated by the Company in writing prior to the Closing (including the person contemplated to be on the PubCo Board pursuant to the Director Nomination Agreement). On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the Company with such individuals elected as members of the PubCo Board as of the Closing, which indemnification agreements shall continue to be effective immediately following the Closing. For the avoidance of doubt, effective as of the Closing, the PubCo Board shall consist of a total of seven (7) directors, five (5) of whom shall be nominated by the Company, one (1) of whom shall be nominated by the Sponsor (the “Sponsor Nominated Director”), and one (1) of whom shall be PubCo’s Chief Executive Officer. At the Effective Time, the PubCo Board shall have at least four (4) independent directors, one (1) of whom shall be the Sponsor Nominated Director.

(b)            Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, Acquiror shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the Persons constituting the officers of the Company prior to the Effective Time to be the officers of PubCo following the Effective Time (and holding the same titles as held at the Company) until the earlier of their resignation or removal or until their respective successors are duly appointed.

(c)            The Company shall take all necessary action prior to the Effective Time such that (a) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time) and (b) certain directors or executive officers of the Company, determined by the Company and communicated in writing to Acquiror prior to the Closing Date, shall be appointed to the Board of Directors of the Surviving Company, effective as of immediately following the Effective Time, and, as of such time, shall be the only directors of the Surviving Company (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Company Board).  Each person appointed as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected and qualified or until his or her earlier resignation or removal.

(d)            Except as otherwise directed in writing by the Company, the Persons constituting the officers of the Company prior to the Effective Time shall continue to be the officers of the Surviving Company (and holding the same titles as held at the Company) until the earlier of their resignation or removal or until their respective successors are duly appointed.

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Article III
EFFECTS OF THE MERGER

3.01            Effect on Securities. Subject to the provisions of this Agreement:

(a)            at the Effective Time, by virtue of the Merger and without any action on the part of any Company Stockholder, subject to and in consideration of the terms and conditions set forth herein, each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares), shall be converted into the right to receive the (i) Per Share Company Preferred Cash Consideration in cash and (ii) Per Share Company Preferred Stock Consideration. All of the shares of Company Preferred Stock converted into the right to receive consideration as described in this Section 3.01(a) shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities (including any right to accrued but unpaid dividends), except the right to receive the applicable consideration described in this Section 3.01(a) into which such share of Company Preferred Stock shall have been converted into in the Merger;

(b)            at the Effective Time, by virtue of the Merger and without any action on the part of any Company Stockholder, subject to and in consideration of the terms and conditions set forth herein, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares), shall be converted into the right to receive the Per Share Company Common Stock Consideration. All of the shares of Company Common Stock converted into the right to receive consideration as described in this Section 3.01(b) shall no longer be outstanding and shall cease to exist, and each holder of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable consideration described in this Section 3.01(b) into which such share of Company Common Stock shall have been converted into in the Merger;

(c)            at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Company and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Effective Time; and

(d)            at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Company Capital Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and no payment or distribution shall be made with respect thereto.

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3.02            Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock, shares of Company Preferred Stock or shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach of Section 5.15(a) of this Agreement by Acquiror with respect to the number of its issued and outstanding shares of Acquiror Common Stock (or any other issued and outstanding equity security interests in Acquiror) or rights to acquire Acquiror Common Stock (or any other equity security interests in Acquiror), then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock, shares of Company Preferred Stock or shares of Acquiror Common Stock (or any other equity security interests in Acquiror), as applicable, will be appropriately adjusted to provide to the holders of Company Common Stock, the holders of shares of Company Preferred Stock or the holders of Acquiror Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 3.02 shall not be construed to permit Acquiror, the Company or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

3.03            Delivery of Merger Consideration.

(a)            At least fifteen (15) Business Days prior to the target Closing Date agreed between the Parties, Acquiror shall provide to the Company, who shall cause to be delivered to each holder of record of Company Capital Stock at the address on the Company’s books for such holder, a letter of transmittal (the “Letter of Transmittal”), which shall (i) have customary representations and warranties as to title, authorization, execution and delivery, (ii) have a customary release of all claims against PubCo and the Company arising out of or related to such holder’s ownership of Company Capital Stock, and (iii) specify that delivery shall be effected, and risk of loss and title to the Company Capital Stock, as applicable, shall pass, only upon delivery of the Company Capital Stock, as applicable, to Acquiror (including all certificates representing Company Capital Stock (each, a “Company Security” and, collectively, the “Company Securities”), to the extent such Company Capital Stock is certificated), together with instructions thereto.

(b)            Upon the receipt of a Letter of Transmittal (accompanied with all Company Securities representing Company Capital Stock, to the extent such Company Capital Stock are certificated) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Acquiror, the holder of such Company Capital Stock, as applicable, shall be entitled to receive in exchange therefor, and conditioned upon the occurrence of the Closing, the consideration described in Sections 3.01(a) and 3.01(b) into which such Company Capital Stock have been converted pursuant to Sections 3.01(a) and 3.01(b). Until surrendered as contemplated by this Section 3.03(b) together with the delivery of a duly, completely and validly executed Letter of Transmittal, each share of Company Capital Stock shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the consideration described in Sections 3.01(a) and 3.01(b) which the holders of Company Capital Stock, as applicable, were entitled to receive in respect of such shares pursuant to this Section 3.03(b).

3.04            Lost Securities. In the event any Company Security has been lost, stolen, mutilated or destroyed, upon the delivery of a duly, completely and validly executed Letter of Transmittal with respect to the shares formerly represented by such Company Security, the making of an affidavit of that fact by the Person claiming such Company Security to be lost, stolen, mutilated or destroyed and, if required by Acquiror, the provision by such Person of a customary indemnity against any claim that may be made against Acquiror with respect to such Company Security, Acquiror shall issue or pay in exchange for such lost, stolen, mutilated or destroyed Company Security the consideration issuable or payable in respect thereof as determined in accordance with this Article III.

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3.05            Treatment of Company Options.

(a)            Effective as of the Effective Time, each then-outstanding unexercised option (whether vested or exercisable) to purchase shares of the Company Common Stock granted under any Company Stock Plan (a “Company Option”) shall be assumed by PubCo and shall be converted into a stock option (a “PubCo Option”) to acquire shares of PubCo Common Stock in accordance with this Section 3.05(a). Each such PubCo Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Company Stock Plan, in any applicable award agreement or in such Company Option by reason of this Agreement or the Transactions). As of the Effective Time, each such PubCo Option as so assumed and converted shall be for that number of shares of PubCo Common Stock determined by multiplying the number of shares of the Company Common Stock subject to such Company Option immediately prior to the Effective Time by the Per Share Company Common Stock Consideration, which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Company Option immediately prior to the Effective Time by the Per Share Company Common Stock Consideration, which quotient shall be rounded up to the nearest whole cent. The Company shall terminate the Company Stock Plan as of the Effective Time. As of the Effective Time, all Company Options shall no longer be outstanding and each holder of PubCo Options shall cease to have any rights with respect to such Company Options, except as set forth in this Section 3.05(a).

(b)            Notwithstanding the foregoing, the conversions described in this Section 3.05 will be subject to such modifications, if any, as are required to cause the conversion to be made in a manner consistent with the requirements of Treasury Regulations Section 1.409A-1(b)(5)(v)(D).  Following the Effective Time, each PubCo Option shall be subject to the Acquiror Incentive Plan (and considered “Substitute Awards” for purposes thereof) and to the same terms and conditions, including, without limitation, any vesting conditions, as had applied to the corresponding Company Option as of immediately prior to the Effective Time, except for such terms rendered inoperative by reason of the Transactions, subject to such adjustments as reasonably determined by the PubCo Board to be necessary or appropriate to give effect to the conversion or the Transactions.

3.06            Closing Calculations.

(a)            As soon as practicable following the Special Meeting and measurement of redemptions by Acquiror pursuant to the Offer, and no later than two (2) Business Days prior to the Closing Date, Acquiror shall provide the Company a statement (the “Estimated Aggregate Company Stock Consideration Statement”) setting forth Acquiror’s good faith estimate of the (i) the Variable Stock Amount and (ii) the Aggregate Company Stock Consideration and reasonable detail supporting the calculation thereof. Following delivery of the Estimated Aggregate Company Stock Consideration Statement, if the Company has any comment with respect to any amounts included in the Estimated Aggregate Company Stock Consideration Statement, Acquiror shall consider such comments in good faith and shall revise the Estimated Aggregate Company Stock Consideration Statement to give effect to such comments, except to the extent that Acquiror reasonably determines that a comment is inconsistent with this Agreement or any Ancillary Agreement, as applicable. The Estimated Aggregate Company Stock Consideration Statement, revised in accordance with the preceding sentence, shall be the “Final Aggregate Company Stock Consideration Statement.” The amounts set forth in the Final Aggregate Company Stock Consideration Statement shall be final and binding on the Company and Acquiror, and neither Company nor Acquiror shall be entitled to challenge any interpretation or determination made by Acquiror in calculating the amounts set forth in the Final Aggregate Company Stock Consideration Statement.

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(b)            Once the Final Aggregate Company Stock Consideration Statement has been determined pursuant to Section 3.06(a), the Company shall provide Acquiror a statement (the “Estimated Closing Statement”) setting forth calculations based on the Aggregate Company Stock Consideration determined in accordance with Section 3.06(a) of the (i) Per Share Company Preferred Cash Consideration, (ii) the Per Share Company Preferred Stock Consideration, (iii) the Per Share Company Common Stock Consideration, and (iv) the amount of each that will be paid to each Company Stockholder. Following delivery of the Estimated Closing Statement, if Acquiror has any comment with respect to any amounts included in the Estimated Closing Statement, the Company shall consider such comments in good faith and shall revise the Estimated Closing Statement to give effect to such comments, except to the extent that the Company reasonably determines a comment is inconsistent with this Agreement and any Ancillary Agreement, as applicable. The Estimated Closing Statement, revised in accordance with the preceding sentence, shall be the “Final Closing Statement.” The amounts set forth in the Final Closing Statement shall be final and binding on all Company Stockholders, and no Company Stockholder shall be entitled to challenge any interpretation or determination made by the Company in calculating the amounts set forth in the Final Closing Statement.

3.07            Withholding. Each of Acquiror, Merger Sub, the Company, the Surviving Company and their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law; provided that before making any deduction or withholding pursuant to this Section 3.07 other than with respect to compensatory payments made pursuant to this Agreement, Acquiror shall use commercially reasonably efforts to give the Company at least five (5) days’ prior written notice of any anticipated deduction or withholding (together with any legal basis therefor) to provide the Company with sufficient opportunity to provide any forms or other documentation from the applicable equity holders or take such other steps in order to avoid such deduction or withholding and shall reasonably consult and cooperate with the Company in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld pursuant to this Section 3.07. To the extent that Acquiror, Merger Sub, the Company, the Surviving Company or any of their respective Affiliates withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger treated as compensation, the parties shall cooperate to pay such amounts through the Company’s payroll to facilitate applicable withholding.

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3.08            No Fractional Shares. Notwithstanding anything to the contrary contained herein, no fractional shares of PubCo Common Stock or certificates or scripts representing such fractional shares shall be issued upon the conversion of Company Common Stock pursuant to Sections 3.01(a), and any such fractional shares or interests therein shall not entitle the owner thereof to vote or to any other rights of a holder of PubCo Common Stock. In lieu of the issuance of any such fractional share, each Person who would otherwise be entitled to a fraction of PubCo Common Stock (after aggregating all fractional shares of PubCo Common Stock that otherwise would be received by such Person) shall have the number of shares of PubCo Common Stock issued to such Person rounded up in the aggregate to the nearest whole number of shares of PubCo Common Stock.

3.09            Payment of Expenses.

(a)            No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of the following fees and expenses incurred by or on behalf of the Company or the Company Stockholders in connection with the conduct of the Company’s sale process (including the evaluation and negotiation of business combinations with other third parties) and preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company or the Company Stockholders incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts and financial advisors employed by the Company in connection with the Transactions (collectively, the “Outstanding Company Expenses”). On the Closing Date following the Closing, PubCo shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Expenses.

(b)            No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, Acquiror shall provide to the Company a written report setting forth a list of all unpaid fees and disbursements of Acquiror, Merger Sub or the Sponsor for outside counsel and fees and expenses of Acquiror, Merger Sub or the Sponsor or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Acquiror, Merger Sub or the Sponsor in connection with Acquiror’s initial public offering (including any deferred underwriter fees, Deadline Extension Loans and Working Capital Loans), the Transactions or other proposed business combination with other third parties (including the Subscription Fees and in all cases together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding Acquiror Expenses”). On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Acquiror Expenses, Deadline Extension Loans and Working Capital Loans.

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3.10            Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock outstanding immediately prior to the Effective Time and owned by a holder who is entitled to demand and has properly demanded appraisal of such shares in accordance with, and who complies in all respects with, the DGCL (such shares, “Dissenting Shares”) shall not be converted into the right to receive, as applicable, (i) the Per Share Company Preferred Cash Consideration and the Per Share Company Preferred Stock Consideration or (ii) the Per Share Company Common Stock Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by the DGCL. At the Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into the right to receive, as applicable, (1) the Per Share Company Preferred Cash Consideration and the Per Share Company Preferred Stock Consideration or (2) the Per Share Company Common Stock Consideration, in each case, upon the terms and conditions set forth in this Agreement. The Company shall give Acquiror prompt notice (and in any event within two (2) Business Days) of any demands received by the Company for appraisal of shares of Company Capital Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Acquiror shall have the right to participate in and, following the Effective Time, direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquiror, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under the DGCL, or agree or commit to do any of the foregoing.

3.11            Redetermination of Merger Consideration.

(a)            If the Former Company Stockholders are entitled to be issued additional shares of PubCo Common Stock after the Effective Time pursuant to the terms of the Sponsor Support Agreement, then upon the date that the total number of such shares of PubCo Common Stock is finally determined in accordance with the Sponsor Support Agreement (the “Redetermination Date”), PubCo shall prepare a statement (the “Redetermination Date Closing Statement”) setting forth (a) the Aggregate Company Stock Consideration, (b) the Per Share Company Preferred Cash Consideration, (c) the Per Share Company Preferred Stock Consideration, (d) the Per Share Company Common Stock Consideration and (e) the amount of each payable to each Company Stockholder as of immediately prior to the Effective Time (each, a “Former Company Stockholder”), in each case, based on the Variable Stock Amount as determined as of the Redetermination Date. Within five (5) Business Days of the Redetermination Date, for no additional consideration and as part of the consideration payable to each Former Company Stockholder, PubCo shall issue to each Former Company Stockholder a number of shares of PubCo Common Stock equal to the amount by which the number of shares of PubCo Common Stock issuable to the Former Company Stockholder based on the Redetermination Date Closing Statement exceeds the amount of PubCo Common Stock that was actually issued to such Former Company Stockholder pursuant to Section 3.03, rounded up to the nearest whole share in accordance with Section 3.08.

(b)            Any issuance of PubCo Common Stock described under Section 3.11(a) shall be treated as comprised of two components, respectively, a principal component and an interest component, the amounts of which shall be determined as provided in Section 1.483-4(b), example (2), of the Treasury Regulations using the 3-month test rate of interest provided for in Section 1.1274-4(a)(1)(ii) of the Treasury Regulations employing the semi-annual compounding period. As to each such issuance of PubCo Common Stock, such PubCo Common Stock representing the principal component (with a value equal to the principal component) and PubCo Common Stock representing the interest component (with a value equal to the interest component) may be represented by separate share certificates if requested by a Former Company Stockholder.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant, and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Acquiror and Merger Sub as follows:

4.01            Corporate Organization of the Company.

(a)            The Company has been duly incorporated, is validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate entity power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Company Certificate of Incorporation and bylaws of the Company previously made available by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement.

(b)            As listed on Schedule 4.01, the Company is licensed or duly qualified and in good standing as a foreign company in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.02            Subsidiaries. The Subsidiaries of the Company, together with their respective jurisdictions of incorporation or organization and names of their respective equityholders and equity ownership, as of the date hereof, are set forth on Schedule 4.02 (the “Company Subsidiaries”). The Company Subsidiaries have been duly formed or organized, are validly existing under the laws of their respective jurisdictions of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their businesses as they are now being conducted, except (other than with respect to due organization and valid existence) in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Company Subsidiary is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which its ownership of tangible property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.03            Due Authorization. The Company has all requisite company power and authority to execute and deliver this Agreement and each Ancillary Agreement to this Agreement to which it is a party and (subject to the approvals described in Section 4.05 and the adoption of this Agreement and approval of the Merger by holders of (i) a majority of the voting power of the outstanding shares of Company Capital Stock, voting on an as converted basis, and (ii) a majority of the voting power of the outstanding shares of Company Preferred Stock (the “Company Requisite Approval”)) to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board and upon receipt of the Company Requisite Approval, no other company proceeding on the part of the Company is necessary to authorize this Agreement or such Ancillary Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company Requisite Approval is the only vote of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement and approve the transactions contemplated hereby.

4.04            No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.04 or on Schedule 4.04, the execution, delivery and performance of this Agreement and each Ancillary Agreement to this Agreement to which it is a party by the Company and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of formation, bylaws or other organizational documents of the Company, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to any Company Group Member, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type required to be disclosed in Section 4.13(a), or any Leased Real Property document to which any Company Group Member is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity interests or assets, except, in the case of clauses (b), (c) or (d) above, for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.05            Governmental Authorities; Consents. Assuming the truth and completeness of the Acquiror and Merger Sub Representations, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Law, (b) the filing of the Certificate of Merger in accordance with the DGCL, (c) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions, and (d) as otherwise disclosed on Schedule 4.05.

4.06            Capitalization.

(a)            As of the date hereof, the authorized capital stock of the Company is 100,000,000 shares of capital stock consisting of: (i) 65,000,000 shares of Common Stock, par value $0.01 per share (the “Company Common Stock”) and (ii) 35,000,000 shares of preferred stock, $0.01 per share (the “Company Preferred Stock”). As of the date hereof, there are: 52,363,876 shares of Company Common Stock issued and outstanding and 20,370,377 shares of Company Preferred Stock issued and outstanding.

(b)            All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Securities Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) except as set forth on Schedule 4.06(b), are fully vested. Set forth on Schedule 4.06(b) is a true, correct and complete list of each holder of shares of Company Common Stock, Company Preferred Stock or other equity interests of the Company (other than Company Options) and the number of shares of Company Common Stock, Company Preferred Stock or other equity interests held by each such holder as of the date hereof. Except as set forth in this Section 4.06 or on Schedule 4.06(b) or pursuant to the Company Stock Plan, as of the date hereof, there are no other shares of Company Common Stock, Company Preferred Stock or other equity interests of the Company authorized, reserved, issued or outstanding.

(c)            Except for Company Options and the Company Preferred Stock, as of the date hereof there are (x) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Company Common Stock or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (y) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. As of the date hereof, except as set forth on Schedule 4.06(c) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. Except as set forth on Schedule 4.06(c), there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Except as set forth on Schedule 4.06(c), as of the date hereof the Company is not party to any shareholders’ agreement, voting agreement or registration rights agreement relating to its equity interests. With respect to each Company Option, Schedule 4.06(c) sets forth, as of the date hereof, the name of the holder of such Company Option, the number of vested and unvested shares or common stock equivalent covered by such Company Option, the date of grant and the exercise price per share of such Company Option. The Company has made available to Acquiror a true and complete copy of the Company Stock Plan and form of agreement evidencing each Company Option, and has also delivered any other option agreements and restricted share agreements to the extent there are variations from the form of agreement, specifically identifying the Person(s) to whom such variant forms apply. Except as could not reasonably be expected to result in material liability to the Company, each Company Option (A) was granted, in all material respects, in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued, (B) has an exercise price per share equal to or greater than the fair market value of a share of Company Common Stock at the close of business on the date of such grant, (C) has a grant date identical to the date on which the Company’s Board or compensation committee actually awarded such Company Option, (D) qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s tax returns and the Company’s financial statements, respectively, and (E) does not trigger any liability for the holder thereof under Section 409A of the Code.

4.07            Capitalization of Subsidiaries.

(a)            The outstanding capital stock of the Company’s Subsidiaries have been duly authorized and validly issued and are, if applicable, fully paid and non-assessable. The outstanding capital stock of each Company Subsidiary that are owned by the Company, directly or indirectly, are owned free and clear of any Liens (other than Liens arising under applicable Securities Laws or the governing documents of the applicable Company Subsidiary or any Permitted Liens) and have not been issued in violation of preemptive or similar rights.

(b)            Except as set forth on Schedule 4.02, as of the date hereof, there are no outstanding or authorized capital stock of any Company Subsidiary. No Person is entitled to any preemptive or similar rights to subscribe for capital stock of any Company Subsidiary. There are no outstanding contractual obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock of any Company Subsidiary, except as set forth in the Organizational Documents of the applicable Company Subsidiary. There are no outstanding bonds, debentures, notes or other indebtedness of any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ shareholders or members, as applicable, may vote. Except as set forth in the Organizational Documents of the applicable Company Subsidiary or as set forth on Schedule 4.07(b), no Company Subsidiary is a party to any stockholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its capital stock.

(c)            Except for capital stock of any wholly-owned Subsidiary of the Company or as set forth on Schedule 4.07(c), as of the date hereof, none of the Company nor any of the Company Subsidiaries owns any capital stock of any Person. As of the date hereof, no shares of capital stock are held in treasury by any Company Subsidiary.

4.08            Financial Statements. Attached as Schedule 4.08 are (a) the audited consolidated balance sheets of the Company as of December 31, 2020 and 2021, and the audited consolidated statements of operations and comprehensive income (loss), statements of changes in convertible preferred stock and shareholders’ equity and statements of cash flows of the Company for the years ended December 31, 2020 and 2021, together with the auditor’s reports thereon (the “Audited Financial Statements”), and (b) the unaudited consolidated balance sheet of the Company as of September 30, 2021 and the unaudited consolidated statements of operations and comprehensive income (loss), statements of changes in convertible preferred stock and shareholders’ equity and statements of cash flows of the Company for the nine (9) months ended September 30, 2022 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except, in the case of the Unaudited Financial Statements, for the absence of footnotes and other presentation items and normal year-end adjustments) and were derived from the books and records of the Company, and the Audited Financial Statements have been audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor.

4.09            Undisclosed Liabilities. There is no liability, debt or obligation against the Company Group that would be required to be set forth or reserved for on a balance sheet of the Company (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities or obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Unaudited Financial Statements in the ordinary course of business, (c) disclosed in the Company Schedules, (d) arising under or related to this Agreement and/or the performance by the Company of its obligations hereunder (including, for the avoidance of doubt, any Outstanding Company Expenses), or (e) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.10            Litigation and Proceedings. Except as set forth in Schedule 4.10, there are no pending or, to the knowledge of the Company, threatened, Actions (other than investigations) and, to the knowledge of the Company, there are no pending or threatened investigations against the Company Group, or otherwise affecting the Company Group or its assets, including any condemnation or similar proceedings, that would, individually or in the aggregate, have a Material Adverse Effect. Neither the Company Group nor any property, asset or business of the Company Group is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon the Company which would, individually or in the aggregate, have a material adverse effect on the ability of the Company to consummate the Transactions.

4.11            Compliance with Laws.

(a)            Except (i) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made solely pursuant to Section 4.20) and compliance with Tax Laws (which are being made solely pursuant to Sections 4.14 and 4.16), and (ii) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company Group is, and since December 31, 2018 has been, in compliance in all material respects with all applicable Laws. The Company Group has not received any written notice from any Governmental Authority of a violation of any applicable Law by the Company Group at any time since December 31, 2018, which violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            Since December 31, 2018, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there has been no action taken by the Company Group or, to the knowledge of Company, any officer, director, manager, employee, agent or representative of the Company Group, in each case, acting on behalf of the Company Group, in violation of any applicable Anti-Corruption Law, (ii) the Company Group has not been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) the Company Group has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) the Company Group has not received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(c)            Since December 31, 2018, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there has been no action taken by the Company Group, or, to the knowledge of the Company, any officer, director, manager, employee, agent or representative of the Company Group, in each case, acting on behalf of the Company Group, in violation of any applicable International Trade Laws, (ii) the Company Group has not been convicted of violating any International Trade Laws or subjected to any investigation by a Governmental Authority for violation of any applicable International Trade Laws, (iii) the Company Group has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Laws and (iv) the Company Group has not received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable International Trade Law.

4.12            Intellectual Property.

(a)            Schedule 4.12(a) sets forth, as of the date hereof, a true and complete list, including the record owner, legal owner, jurisdiction, serial and application numbers, and registration number of all Registered Intellectual Property and all material unregistered Trademarks that are Owned Intellectual Property and all Owned Company Software. All Owned Intellectual Property is subsisting and, to the knowledge of the Company, is valid and enforceable. All Registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance, and renewals, and timely payment of requisite fees.

(b)            Except as set forth on Schedule 4.12(b), each item of Owned Intellectual Property is owned by a Company Group Member free and clear of all Liens, other than Permitted Liens. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company Group Members own all right, title, and interest in, or have a valid and enforceable written license or other permission to use, all Company Intellectual Property.

(c)            Except as set forth on Schedule 4.12(c), or as would not reasonably be expected to result in a Material Adverse Effect, no Actions are pending or have been threatened in writing, or to the knowledge of the Company have been threatened orally, against a Company Group Member by any Person claiming that a Company Group Member has infringed, misappropriated or otherwise violated their Intellectual Property rights or rights of publicity, or challenging the ownership, use, patenting, registration, validity, or enforceability of any Owned Intellectual Property. Except as set forth on Schedule 4.12(c), a Company Group Member is not a party to any pending Actions, as of the date of this Agreement, claiming infringement, misappropriation or other violation by any Person of any Owned Intellectual Property. Except as set forth on Schedule 4.12(c), or as would not reasonably be expected to result in a Material Adverse Effect, to the knowledge of the Company within the five (5) years preceding the date of this Agreement the Company Group Members, their products and services, the conduct of the Company Group Members’ business, and the use of the Owned Intellectual Property, have not infringed, misappropriated or otherwise violated, and currently do not infringe, misappropriate, or otherwise violate, the Intellectual Property right or right of publicity of any Person. No Person has notified a Company Group Member in writing that any of such Person’s Intellectual Property rights or right of publicity are infringed, misappropriated, or otherwise violated by the Company Group Members or that a Company Group Member requires a license to any of such Person’s Intellectual Property rights. To the knowledge of the Company, as of the date of this Agreement no Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property. No written or, to the knowledge of the Company, oral claims alleging any infringement, misappropriation, or other violation have been made against any Person by a Company Group Member.

(d)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company Group Members have undertaken commercially reasonable efforts to protect: (i) the confidentiality of all material Trade Secrets and any other confidential information that is Owned Intellectual Property and (ii) any confidential information owned by any Person to whom a Company Group Member has a confidentiality obligation. No such trade secrets or confidential information have been disclosed by a Company Group Member to any Person other than pursuant to a written confidentiality agreement restricting the disclosure and use of such trade secrets and confidential information by such Person.

(e)            No Person (including current and former founders, employees, contractors, and consultants of a Company Group Member) has any right, title, or interest, directly or indirectly, in whole or in part, in any Owned Intellectual Property. The Company Group Members have implemented policies whereby employees who create or develop any Intellectual Property in the course of their employment with a Company Group Member are required to assign to the applicable Company Group Member all of such employee’s rights therein, and all employees and contractors of the Company Group Members who have created or developed any Intellectual Property in the course of their employment or provision of services for the Company have executed written agreements pursuant to which such Persons have assigned (or are obligated to assign) to the Company all of such employee’s or contractor’s rights in and to such Intellectual Property that did not vest automatically in the Company by operation of law (and, in the case of contractors, to the extent such Intellectual Property was intended to be proprietary to the Company), except in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)            Except as set forth on Schedule 4.12(f), no government funding and no facilities or other resources of any university, college, other educational institution or research center were used in the development of any Owned Intellectual Property. No Governmental Authority, university or other educational institution, research organization or standards setting organization has any right, title or interest in or to any Owned Intellectual Property.

(g)            The Owned Company Software operates in all material respects with its specifications established by the Company Group Members. Material reported defects and reports of errors with respect to Owned Company Software are monitored in accordance with Company practices. To the knowledge of the Company, no Person other than the Company Group Members possesses a copy, in any form (print, electronic, or otherwise), of any source code for any Owned Company Software (other than contractors engaged to develop or maintain Owned Company Software), and the Company Group Members have undertaken commercially reasonable efforts to protect the confidentiality of all such source code. The Company Group Members have no obligation to afford any Person access to any such source code.

(h)            No Publicly Available Software has been incorporated in, linked to, distributed with, or otherwise used in connection with any Owned Company Software in any manner that (i) requires, or conditions the use or distribution of any Owned Company Software on the disclosure, licensing, or distribution of any source code for any portion of such Owned Company Software or (ii) otherwise imposes any material limitation, restriction, or condition on the right or ability of the Company Group Members to use, allow third parties to use, distribute, or enforce any Owned Intellectual Property. To the knowledge of the Company, the Company Group Members has complied and is in compliance with the terms of all licenses for Publicly Available Software used by the Company Group Members in all material respects.

(i)            In connection with its collection, storage, transfer (including without limitation, any transfer across national borders) Processing and/or use of any Protected Data, to the knowledge of the Company the Company is and has been, within the five (5) years preceding the date of this Agreement, in material compliance with all Privacy and Security Requirements. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect the confidentiality, integrity and availability of all Protected Data maintained and collected by it. Except as set forth in Schedule 4.12(i), to the knowledge of the Company, within the five (5) years preceding the date of this Agreement the Company has not experienced any Security Breach except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and to the knowledge of the Company, the Company has not received any written notices or written complaints from any Person regarding a Security Breach. Within the five (5) years preceding the date of this Agreement the Company has not received, nor provided, any notice of any written claims, actions, investigations, inquiries or alleged violations of Privacy and Security Requirements. To the knowledge of the Company, within the five (5) years preceding the date of this Agreement the Company has not been subject to, and there are no written complaints, audits, investigations or Actions pending against the Company by any Governmental Authority (including any audits relating to the Cybersecurity Maturity Model Certification (CMMC)), or by any Person, in respect of the collection, use, storage, disclosure or other Processing of Protected Data.

(j)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the IT Systems are operational and adequate and sufficient for the current and reasonably anticipated future needs of the business of the Company, (ii) to the knowledge of the Company, there have been no unremediated material failures of the IT Systems currently used to provide material products to customers in the conduct of their business as it is currently conducted during the two (2) year period preceding the date hereof, and (iii) the Company has in place commercially reasonable security controls and backup and disaster recovery plans and procedures.

(k)            The Company does not engage in the sale, as defined by applicable Law, of Personal Information. All sales and marketing activities by the Company have been in material compliance with all applicable Laws that require the provision of notice and obtaining of consent from potential customers to receive such sales and marketing materials. To the knowledge of the Company, the Company has valid and legal rights to Process all Protected Data that is Processed by the Company in connection with the use and/or operation of its products, services and business, and the execution, delivery, or performance of this Agreement will not affect these rights or violate any applicable Privacy and Security Requirements.

4.13            Contracts; No Defaults.

(a)            Schedule 4.13(a) contains a listing of all Contracts (other than purchase orders) described in clauses (i) through (xvi) below to which, as of the date of this Agreement, any Company Group Member is a party or by which its assets are bound (together with all material amendments, waivers or other changes thereto) (collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been delivered to or made available to Acquiror or its agents or representatives.

(i)            each employee collective bargaining Contract;

(ii)            any Contract relating to the development, ownership, use, registration, enforcement of, or exercise of any rights under, any Intellectual Property, other than (A) non-exclusive click-wrap, shrink-wrap, off-the-shelf software licenses and any other non-exclusive software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $50,000 per year that are not incorporated in, linked to, or distributed with any Owned Company Software, (B) non-exclusive licenses of Owned Intellectual Property granted to customers, contractors, suppliers or service providers in the ordinary course of business, consistent with past practice in the form provided by the Company to Acquiror, (C) licenses of Publicly Available Software, (D) non-disclosure agreements entered into in the ordinary course of business consistent with past practice, (E) confidentiality agreements and intellectual property assignment agreements entered into with employees of the Company in the ordinary course of business consistent with past practice, and (F) licenses for Software or other Intellectual Property embedded into any equipment, fixtures, components or finished products;

(iii)            any Contract which restricts in any material respect or contains any material limitations on the ability of the Company to compete in any line of business or in any geographic territory, in each case excluding customary confidentiality agreements (or clauses) or non-solicitation agreements (or clauses);

(iv)            any Contract under which the Company Group Member has created, incurred, assumed or guaranteed Indebtedness, has the right to draw upon credit that has been extended for Indebtedness, or has granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness, in each case, in an amount in excess of $100,000;

(v)            any Contract that is a definitive purchase and sale or similar agreement entered into in connection with an acquisition or disposition by the Company Group Member since December 31, 2020 of any Person or of any business entity or division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), but excluding any Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(vi)            any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate, other than sales or purchases in the ordinary course of business;

(vii)            any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.13 and expected to result in revenue or require expenditures in excess of $500,000 in the calendar year ending December 31, 2022;

(viii)            any joint venture Contract, partnership agreement, limited liability company agreement or similar Contract that is material to the business of the Company Group;

(ix)            all such Contracts with a Supplier of a Company Group Member with a total annual payment or financial commitment exceeding $1,000,000 on an annual basis;

(x)            each Contract to which a Company Group Member is a party (other than this Agreement) that is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) (other than (10)(iii)) of Regulation S-K promulgated under the Securities Act if such a registration statement was filed by the Company on the date of this Agreement;

(xi)            each Contract (A) with any of the Affiliates of the Company Group (other than a Company Subsidiary) or (B) pursuant to which a Company Group Member receives any “preferred pricing” or similar benefit that is utilized by a Company Group Member in the ordinary course of business;

(xii)            all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which a Company Group Member is a party that provide for payments by a Company Group Member or to a Company Group Member in excess of $250,000, in the aggregate, over any twelve (12)-month period;

(xiii)            all Contracts awarded by the Company Group to a third party in the performance of a contract with a Governmental Authority;

(xiv)            all Contracts that result in any Person holding an irrevocable power of attorney from a Company Group Member that relates to a Company Group Member or their respective business;

(xv)            all leases or master leases of personal or real property reasonably likely to result in annual payments of $50,000 or more in a twelve (12)-month period; and

(xvi)            all Company Related Party Contracts required to be listed in Schedule 4.26.

(b)            Except for any Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) such Material Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company Group and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company Group to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Company Group or, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any Material Contract, (iii) since December 31, 2021, the Company Group has not received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any Material Contract, (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract by the Company Group or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since December 31, 2021 through the date hereof, the Company Group has not received written notice from any customer or supplier that is a party to any Material Contract that such party intends to terminate or not renew any Material Contract.

4.14            Company Benefit Plans.

(a)            Schedule 4.14(a) sets forth an accurate and complete list of each material Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and each equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability plan, program, policy, or agreement, and each other material employee compensation or benefit plan, program, policy, or agreement that is maintained, sponsored or contributed to (or required to be contributed to) by the Company Group or pursuant to which the Company Group has or may have any material liabilities.

(b)            The Company has made available to Acquiror accurate summaries of each material Company Benefit Plan.

(c)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Company Benefit Plan and each Contract with any individual consultant or individual independent contractor (such Contracts, “Consultant Contracts”) has been established, administered and maintained in compliance with its terms and all applicable Laws, including ERISA and the Code and (ii) all contributions required to be made under the terms of any Company Benefit Plan and any Consultant Contract as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements.

(d)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. To the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such Company Benefit Plans.

(e)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its ERISA Affiliates sponsored, maintained, contributed to or was required to contribute to, at any point during the six (6) year period immediately prior to the date hereof, a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other defined pension plans, in each case, that is subject to Title IV of ERISA or Section 412 of the Code. At any point during the six (6) year period immediately prior to the date hereof, the Company has not had any liability under Title IV of ERISA on account of being considered a single employer under Section 414 of the Code with any other Person. No circumstance or condition exists that would reasonably be expected to result in an actual obligation of the Company to pay money to any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA and that is maintained by an ERISA Affiliate of the Company. No Company Benefit Plan or Contract with any consultant or independent contractor provides post-employment health insurance benefits other than as required under Section 4980B of the Code. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(f)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to the Company Benefit Plans and Consultant Contracts, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending or, to the knowledge of the Company, threatened.

(g)            Except as could not reasonably be expected to result in material liability to the Company, (i) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan, and (ii) there is no proceeding (other than routine and uncontested claims for benefits) pending or, to the knowledge of the Company, threatened, with respect to any Company Benefit Plan or Consultant Contract or against the assets of any Company Benefit Plan or such Consultant Contract.

(h)            Except as set forth in Schedule 4.14(h), the consummation of the Transactions, alone or together with any other event, will not (i) result in a payment or benefit becoming due or payable, to any current or former employee, director, independent contractor or consultant of the Company, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such individuals, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation to any such individuals, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any such individuals, or (v) limit the ability of the Company to terminate any Company Benefit Plan or Consultant Contract.

(i)            No amount or benefit that could be, or has been, received by any current or former employee, officer or director of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement. The Company has not agreed to pay, gross up or otherwise indemnify any Company employee, director or contractor for any tax imposed under Sections 4999 or 409A of the Code.

4.15            Labor Matters.

(a)            (i) No Company Group Member is a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by the Company Group Member, (ii) no labor union or organization, works council or group of employees of the Company Group has made a pending written demand for recognition or certification as a bargaining unit and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.

(b)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company Group (i) is, and since January 1, 2019 has been, in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) has not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved and (iii) since January 1, 2019, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand-billing, slowdowns or work stoppages against the Company Group.

(c)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company Group is not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d)            To the knowledge of the Company, no employee of the Company Group at the level of senior vice president or above is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Company Group or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company Group or (B) to the knowledge or use of Trade Secrets or proprietary information.

(e)            To the knowledge of the Company, all employees of Company Group Members are legally permitted to be employed by the applicable Company Group Member in the jurisdiction in which such employees are employed in their current job capacities.

(f)            The Company Group has not incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law that remains unsatisfied.

4.16            Taxes. With respect to the following representations and warranties set forth in this Section 4.16 (other than Section 4.16(l)), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)            Except as set forth on Schedule 4.16(a), all Tax Returns required by Law to be filed by the Company Group Members have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings).

(b)            All amounts of Taxes shown due on any Tax Returns of the Company Group Members and all other amounts of Taxes owed by the Company Group Members have been timely paid.

(c)            Each Company Group Member has (i) withheld or collected all amounts of Taxes required to have been withheld or collected by it in connection with amounts paid to any employee, independent contractor, director, agent, manager, supplier, lender, creditor, shareholder (including the Company Stockholders)or any other third party, and (ii) reported and timely remitted such amounts required to have been withheld or collected, reported and remitted to the appropriate Governmental Authority. All Forms W-2 or 1099 or other Tax Returns required with respect thereto have been properly completed and timely filed.

(d)            Each Company Group Member has (i) properly collected all sales Taxes required to be collected in the time and manner required by applicable Law and remitted all such sales Taxes to the applicable Tax authority in the time and in the manner required by applicable Law and (ii) returned all sales Taxes erroneously collected from any Person to such Person in the time and in the manner required by applicable Law. Each Company Group Member has properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption of waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes.

(e)            Except as set forth on Schedule 4.16(e), no Company Group Member is currently engaged in any audit, administrative or judicial proceeding with a taxing authority with respect to Taxes. No Company Group Member has received any written notice from a taxing authority of a proposed deficiency of an amount of Taxes, other than any such deficiencies that have since been resolved. Within the last three (3) years, no written claim has been made by any Governmental Authority in a jurisdiction where a Company Group Member does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of the Company Group Members, and no written request for any such waiver or extension is currently pending.

(f)            None of the Company Group Members nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the two (2) years prior to the date of this Agreement.

(g)            No Company Group Member has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) for a taxable period for which the applicable statute of limitations remains open.

(h)            Except with respect to deferred revenue or prepaid subscription revenues collected by a Company Group Member in the ordinary course of business, no Company Group Member will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law)) issue or executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing; (v) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code that existed prior to the Closing; or (vi) Section 965 of the Code.

(i)            There are no Liens with respect to Taxes on any of the assets of the Company Group Members, other than Permitted Liens.

(j)            No Company Group Member has any liability for the Taxes of any other Person (other than another Company Group Member) (i) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Law) or (ii) as a transferee or successor.

(k)            No Company Group Member is a party to or bound by, nor does it have any obligation to, any Governmental Authority or other Person (other than another Company Group Member) under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(l)            The Company has not made an election under Section 1362(a) of the Code to be treated as an “S corporation” for U.S. federal, state or local income tax purposes.

(m)            The Company is not, and has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(n)            To the knowledge of the Company, the Company Group Members are in compliance with applicable United States and foreign transfer pricing Laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company Group Members.

(o)            To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(p)            Other than the representations and warranties set forth in Section 4.14, this Section 4.16 contains the exclusive representations and warranties of the Company with respect to Tax matters. Nothing in this Section 4.16 shall be construed as providing a representation or warranty with respect to (i) other than the representations and warranties set forth in Section 4.16(h), any taxable period (or portion thereof) beginning following the Closing Date or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.

4.17            Brokers’ Fees. Except as described on Schedule 4.17, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company for which the Company has any obligation.

4.18            Insurance. Schedule 4.18 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company Group as of the date of this Agreement (other than such policies or programs as constitute or provide a funding mechanism with respect to any Company Benefit Plan or Consultant Contract). True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Schedule 4.18, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) the Company is not in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

4.19            Real Property; Assets.

(a)            No Company Group Member owns any real property in fee. No Company Group Member is a party to an agreement or option to purchase any real property or material interest therein.

(b)            Schedule 4.19(b) contains a true, correct and complete list of all Leased Real Property. The Company has made available to Acquiror true, correct and complete copies of the leases, subleases, licenses and occupancy agreements (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other agreements relating thereto) for the Leased Real Property to which a Company Group Member is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property.

(c)            Except as set forth in Schedule 4.19(c), each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company Group Member Party thereto and, to the knowledge of the Company, the other parties thereto, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such Real Estate Lease Document is in full force and effect, (ii) has not been amended or modified except as reflected in the Real Estate Lease Documents made available to Acquiror and (iii) to the knowledge of the Company, covers the entire estate it purports to cover and, subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the transaction contemplated hereby by the Company, upon the consummation of the transactions contemplated by this Agreement, will entitle Acquiror or its Subsidiaries to the exclusive use (subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.

(d)            No material default or breach by (i) the Company Group Member party thereto or, (ii) to the knowledge of the Company, any other parties thereto, as applicable, presently exists under any Real Estate Lease Documents. The Company has not received written or, to the knowledge of the Company, oral notice of default or breach under any Real Estate Lease Document which has not been cured. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default or breach under any Real Estate Lease Document by the Company Group Member party thereto or by the other parties thereto. No Company Group Member has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property or portion thereof which is still in effect. The Company has not collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. The Company Group Member party to the applicable Real Estate Lease Document has a good and valid leasehold title to each Leased Real Property subject only to Permitted Liens.

(e)            The Company has not received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Leased Real Property and the improvements thereon (i) are prohibited by any Lien or law other than Permitted Liens or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property.

4.20            Environmental Matters.

(a)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company Group is and, during the last five (5) years, has been in compliance in all material respects with all Environmental Laws.

(b)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company Group timely obtained and currently possesses all material Permits required under Environmental Laws for the operation of its business (the “Environmental Permits”) and each Environmental Permit is valid and in full force and effect. The Company is and during the last five (5) years, has been in compliance in all material respects with all Environmental Permits.

(c)            There has been no release of any Hazardous Materials at, in, on or under any Leased Real Property or, to the knowledge of the Company, at, in, on or under any formerly owned or leased real property, in each case (i) during the time that the Company Group owned or leased such property, and (ii) that requires notice, further investigation or response action by the Company Group pursuant to Environmental Law.

(d)            The Company Group is not subject to and has not received any Governmental Order that remains unresolved relating to any non-compliance with Environmental Laws by the Company or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(e)            No Action is pending or, to the knowledge of the Company, threatened in writing and no investigation, to the knowledge of the Company, is pending or threatened in writing, in each case with respect to the Company Group’s compliance with or liability under Environmental Law;

(f)            The Company Group has not generated, stored, used, transported, treated or disposed of any Hazardous Materials other than in compliance in all material respects with all Environmental Laws.

(g)            The Company Group has made available to Acquiror all material environmental reports (including any Phase One or Phase Two environmental site assessments) and audits relating to the Leased Real Property or any formerly owned or operated real property in its possession, custody or reasonable control.

(h)            Notwithstanding any other provision of this Article IV, this Section 4.20 contains the exclusive representations and warranties of the Company Group with respect to environmental matters.

4.21            Absence of Changes. Except (i) as set forth on Schedule 4.21 and (ii) in connection with the Transactions, from September 30, 2022 through and including the date of this Agreement, the Company Group (1) has, in all material respects, conducted its business and operated its properties in the ordinary course of business, and (2) has not taken any action that is both material to the Company and would require the consent of Acquiror pursuant to Section 6.01 if such action had been taken after the date hereof.

4.22            Affiliate Agreements. Except as set forth on Schedule 4.22 and except for, in the case of any employee, officer or director, any employment or indemnification Contract or Contract with respect to the issuance of equity in the Company Group, no Company Group Member is party to a transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of the Company Group Members, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company Group Members or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”).

4.23            Internal Controls. The Company Group maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.24            Permits. The Company Group has timely obtained and holds all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company Group, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit and (e) the Company is in compliance with all Material Permits applicable to the Company Group.

4.25            Registration Statement. None of the information relating to the Company Group supplied by the Company, or by any other Person acting on behalf of the Company Group, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.25, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company Group for use therein.

4.26            Related Party Transactions. Except for the Contracts set forth on Schedule 4.26, there are no Contracts between the Company or any of the Company Subsidiaries, on the one hand, and any officer or director of the Company and the Company Subsidiaries or holder of Company Common Stock or, to the Company’s knowledge, any Affiliate (other than the Company and its Subsidiaries) or family member of any of the foregoing, on the other hand (each, a “Company Related Party Contract”), except in each case, for (a) employment agreements, confidentiality and invention assignment agreements, standard director and officer indemnification agreements, equity or incentive equity documents, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by the Company or its Subsidiaries to any officer, director, employee, member or shareholder and all related arrangements, including any pledge arrangements), (c) amounts paid pursuant to Company Benefit Plans listed on Schedule 4.14(a) and (d) other transactions for services in their capacity as officers, directors or employees.

4.27            International Trade; Anti-Corruption.

(a)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company Group, nor, to the knowledge of the Company, any of their respective officers, directors or employees or any agents or other third-party representatives acting on behalf of the Company Group, is currently, or has been in the last five (5) years: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) knowingly engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of applicable Sanctions Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”).

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company Group, nor, to the knowledge of the Company, any of their respective officers, directors or employees or any agents or other third-party representatives acting on behalf of the Company Group, has in the last five (5) years made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any officer or employee of a Governmental Authority or other Person in violation of any Anti-Corruption Laws.

(c)            In the past five (5) years, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company Group has (i) received from any Governmental Authority or any other Person any written notice, inquiry, or internal or external allegation; (ii) made any voluntary or involuntary disclosure to a Governmental Authority; or (iii) conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws.

4.28            Top Customers. Schedule 4.28 lists the Company Group’s top ten (10) customers in order of gross revenue of the Company Group (on a consolidated basis with the Company and all of its Subsidiaries), along with the gross revenue of the Company Group, for each of the years ended December 31, 2021 and December 31, 2022. Except as set forth on Schedule 4.28, none of such customers cancelled or terminated its Contract with the Company prior to expiration of such Contract’s term or stopped, adversely changed the terms (related to payment, price or otherwise) with respect to or decreased the rate of purchasing products or services from the Company Group or its Subsidiaries, or has provided written notice to the Company or any of its Subsidiaries of an intent to do any of the foregoing, including after consummation of the Transactions.

4.29            Sexual Harassment. Since January 1, 2021, no Company Group Member has entered into a settlement agreement with a current or former employee, officer or director resolving allegations of sexual harassment by an employee, officer or director, and there are no, and since January 1, 2021 there have not been any, Actions pending or, to the knowledge of the Company, threatened, against a Company Group Member, in each case, involving allegations of sexual harassment by an employee, officer or director.

4.30            No Additional Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Schedules), the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, including as to the condition, value or quality of the Company or the Company’s assets, and the Company specifically disclaims any representation or warranty with respect to merchantability, usage, suitability or fitness for any particular purpose with respect to the Company’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and Acquiror and Merger Sub shall rely on their own examination and investigation thereof. None of the Company’s Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or its Affiliates.

Article V
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR AND MERGER SUB

Except as set forth in the (A) Acquiror and Merger Sub Schedules to this Agreement (each of which qualifies (i) the correspondingly numbered representation, warranty or covenant if specified therein and (ii) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or (B) Acquiror SEC Reports filed or furnished by Acquiror on or prior to the date hereof (excluding (i) any disclosures in such Acquiror SEC Reports under the headings “Risk Factors”, “Cautionary Note Regarding Forward-Looking Statements” or “Qualitative and Quantitative Disclosures about Market Risk” and other disclosures that are predictive, cautionary, or forward looking in nature and (ii) any exhibits or other documents appended thereto), each of Acquiror and Merger Sub represents and warrants to the Company as follows:

5.01            Corporate Organization.

(a)            Acquiror is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of Acquiror previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Acquiror is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Acquiror is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.

(b)            Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Other than Merger Sub, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.

5.02            Due Authorization.

(a)            Each of Acquiror and Merger Sub has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Ancillary Agreement to this Agreement to which it is a party and (subject to the approvals described in Section 5.07) (in the case of Acquiror), upon receipt of the Acquiror Stockholder Approval and effectiveness of the PubCo Charter, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements by each of Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized by all requisite action and (in the case of Acquiror), except for the Acquiror Stockholder Approval, no other corporate or equivalent proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement or such Ancillary Agreements or Acquiror’s or Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Agreement will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, as applicable, and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Ancillary Agreement will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, as applicable, enforceable against each of Acquiror and Merger Sub, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)            The affirmative vote of a majority of the votes cast at the Special Meeting, by the holders of the Acquiror Common Stock present in person or represented by proxy and entitled to vote thereon, is required to approve: (i) the Transaction Proposal, (ii) the Stock Issuance Proposal, (iii) the Amendment Proposal, and (iv) the Acquiror Incentive Plan Proposal, in each case, assuming a quorum is present (the approval by Acquiror Stockholders of all of the foregoing, collectively, the “Acquiror Stockholder Approval”). The Acquiror Stockholder Approval are the only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, and the consummation of the transactions contemplated hereby (including the Closing).

(c)            The Acquiror Board has duly adopted resolutions: (i) determined that this Agreement and the transactions contemplated hereby and thereby (including the approval of the PubCo Charter) are fair to, advisable and in the best interests of Acquiror and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; (iv) approved this Agreement and the transactions contemplated hereby and thereby (including the PubCo Charter), the execution and delivery by Acquiror of this Agreement, the Subscription Agreements and Acquiror’s performance of its obligations under this Agreement, the Subscription Agreements and consummation of the transactions contemplated hereby and thereby, and (v) resolved to recommend to the stockholders of Acquiror approval of each of the matters requiring Acquiror Stockholder approval. The Board of Directors of Merger Sub has duly adopted resolutions (i) approving this Agreement and the transactions contemplated hereby, the execution and delivery by Merger Sub of this Agreement and Merger Sub’s performance of its obligations under this Agreement and consummation of the transactions contemplated hereby, (ii) declared this Agreement and the merger to be advisable and in the best interests of Merger Sub and its sole stockholder and (iii) recommended that Acquiror approve and adopt this Agreement and the Merger in its capacity as the sole stockholder of Merger Sub.

5.03            No Conflict. The execution, delivery and performance of this Agreement by each of Acquiror and Merger Sub and (in the case of Acquiror), upon receipt of the Acquiror Stockholder Approval and the effectiveness of the PubCo Charter, the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Acquiror Organizational Documents, any organizational documents of any Subsidiaries of Acquiror or any of the organizational documents of Merger Sub, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to each of Acquiror or Merger Sub or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which each of Acquiror or Merger Sub or any their respective Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

5.04            Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against Acquiror, or otherwise affecting Acquiror or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions. There is no unsatisfied judgment or any open injunction binding upon Acquiror which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

5.05            Compliance with Laws.

(a)            Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions, Acquiror and its Subsidiaries are, and since the date of incorporation of Acquiror have been, in compliance in all material respects with all applicable Laws. Neither Acquiror nor its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by Acquiror or its Subsidiaries at any time since the date of incorporation of Acquiror, which violation would reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b)            Since the date of incorporation of Acquiror, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions, (i) there has been no action taken by Acquiror, its Subsidiaries, or, to the knowledge of Acquiror, any officer, director, manager, employee, agent or representative of Acquiror or its Subsidiaries, in each case, acting on behalf of the Acquiror or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither Acquiror nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither Acquiror nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither Acquiror nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(c)            Since the date of incorporation of Acquiror, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions, (i) there has been no action taken by Acquiror, its Subsidiaries, or, to the knowledge of Acquiror, any officer, director, manager, employee, agent or representative of Acquiror or its Subsidiaries, in each case, acting on behalf of the Acquiror or its Subsidiaries, in violation of any applicable International Trade Laws, (ii) neither Acquiror nor its Subsidiaries has been convicted of violating any International Trade Laws or subjected to any investigation by a Governmental Authority for violation of any applicable International Trade Laws, (iii) neither Acquiror nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Laws and (iv) neither Acquiror nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable International Trade Law.

5.06            Employee Benefit Plans. Except as expressly contemplated by the Acquiror Incentive Plan Proposal, neither Acquiror, Merger Sub, nor any of their respective Subsidiaries sponsors, maintains, contributes to or has any obligation or liability (whether actual or contingent), or could reasonably be expected to have any obligation or liability (whether actual or contingent), with respect to any “employee benefit plan” as defined in Section 3(3) of ERISA or any other material plan, policy, program, arrangement or agreement providing or designed to provide compensation or benefits with respect to any current or former director, officer, employee, independent contractor or other service provider, including, without limitation, all pension, retirement, welfare, incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, equity purchase, equity option, equity appreciation, phantom equity, restricted equity or other equity-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees or individual consultants or independent contractors, in each case, with respect to which Acquiror, Merger Sub or any of their respective Subsidiaries have no remaining obligations or liabilities (collectively, the “Acquiror Benefit Plans”). Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) has or will (i) result in any material compensatory payment (including severance, golden parachute, bonus or otherwise) becoming due to any current or former shareholder, director, officer or employee of Acquiror, Merger Sub or any of their respective Affiliates that would be a liability of Acquiror, Merger Sub or their respective Subsidiaries, (ii) result in the acceleration, vesting or creation of any rights of any current or former shareholder, director, officer or employee of Acquiror, Merger Sub or any of their respective Affiliates to payments or benefits or increases in any existing payments or benefits or any loan forgiveness that would be a liability of Acquiror, Merger Sub or their respective Subsidiaries, or (iii) result in any amount or benefit received or to be received by any current or former shareholder, director, officer or employee of or consultant to Acquiror, Merger Sub or their respective Affiliates that could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

5.07            Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act and any other applicable Antitrust Law, Securities Laws, Nasdaq and the filing and effectiveness of the Certificate of Merger and the PubCo Charter.

5.08            Trust Account.

(a)            Set forth on Schedule 5.08 is a true and accurate record, as of the date identified on Schedule 5.08, of the balance invested in a trust account at Morgan Stanley (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated December 1, 2021, by and between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (ii) entitle any Person (other than any Acquiror Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated December 1, 2021 and filed on December 6, 2021. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Redeeming Stockholder.

(b)            As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c)            As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

5.09            Taxes.

(a)            All material Tax Returns required by Law to be filed by Acquiror, if any, have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings).

(b)            All material amounts of Taxes shown due on any Tax Returns of Acquiror and all other material amounts of Taxes owed by Acquiror have been timely paid.

(c)            Acquiror has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, director, agent, manager, supplier, lender, creditor, shareholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority. All Forms W-2 or 1099 or other Tax Returns required with respect thereto have been properly completed and timely filed.

(d)            Acquiror is not currently engaged in any material audit, administrative or judicial proceeding with a taxing authority with respect to Taxes. Acquiror has not received any written notice from a taxing authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where Acquiror does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Acquiror, and no written request for any such waiver or extension is currently pending.

(e)            Neither Acquiror nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the two (2) years prior to the date of this Agreement.

(f)            Acquiror has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) for a taxable period for which the applicable statute of limitations remains open.

(g)            Acquiror does not have any liability for the Taxes of any other Person (i) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Law) or (ii) as a transferee or successor.

(h)            Acquiror is not a party to or bound by, nor does it have any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(i)            To the knowledge of Acquiror, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(j)            Other than the representations and warranties set forth in Section 5.06, this Section 5.09 contains the exclusive representations and warranties of Acquiror with respect to Tax matters. Nothing in this Section 5.09 shall be construed as providing a representation or warranty with respect to (i) any taxable period (or portion thereof) beginning following the Closing Date or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.

5.10            Brokers’ Fees. Except for fees described on Schedule 5.10 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission (including any deferred underwriting commission) in connection with the transactions contemplated by this Agreement (including the Equity Financing) or as a result of the Closing, in each case, including based upon arrangements made by Acquiror or Merger Sub or any of their respective Affiliates, including the Sponsor.

5.11            Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a)            Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since the date of incorporation of Acquiror (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”) in accordance with applicable Law and Nasdaq requirements. None of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b)            Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c)            Acquiror has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d)            There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)            Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f)            As of the date hereof, there are no outstanding comments from the SEC with respect to the Acquiror SEC Reports. None of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.12            Business Activities; Absence of Changes.

(a)            Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.

(b)            Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)            Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.01) and (ii) with respect to fees and expenses of Acquiror’s legal, financial and other advisors, Acquiror is not party to any Contract with any other Person that would require payments by Acquiror in excess of $50,000 monthly, $100,000 in the aggregate annually with respect to any individual Contract or more than $250,000 in the aggregate annually when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.01)).

(d)            There is no liability, debt or obligation against Acquiror or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the quarterly period ended September 30, 2022 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole) or (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the quarterly period September 30, 2022 in the ordinary course of the operation of business of Acquiror and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole).

(e)            Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement.

(f)            Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(g)            Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Agreements to this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(h)            Since the date of Acquiror’s formation through and including the date of this Agreement, (i) there has not been any change, development, condition, occurrence, event or effect relating to Acquiror or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions and (ii) Acquiror and its Subsidiaries have not taken any action that would require the consent of the Company pursuant to Section 7.01 if such action had been taken after the date of this Agreement.

5.13            Registration Statement. As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement.

5.14            No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Acquiror and Merger Sub and its other Affiliates and any of its and their respective directors, officers, employees, stockholders, partners, members or Representatives, acknowledge and agree that Acquiror and Merger Sub have made their own investigation of the Company and that they are relying only on that investigation and the specific representations and warranties set forth in this Agreement, and not on any other representation or statement made by the Company nor any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or Representatives, and that none of such persons is making or has made any representation or warranty whatsoever, express or implied, other than those expressly given by the Company in Article IV, including without limitation any other implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Acquiror and Merger Sub Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror and Merger Sub pursuant to the Nondisclosure Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties of the Company expressly set forth in Article IV or any certificate delivered in accordance with Section 9.02(c), with all faults and without any other representation or warranty of any nature whatsoever.

5.15         Capitalization.

(a)            As of the date of this Agreement, the authorized capital stock of Acquiror consists of 100,000,000 shares of Common Stock, par value $0.0001 per share and 1,000,000 shares of preferred stock, par value $0.0001 per share, of which 26,851,000 shares of Common Stock are issued and outstanding as of the date hereof and no preferred shares are issued and outstanding. 2,070,000 shares of Common Stock are reserved for issuance upon the exercise of the Acquiror Rights. All of the issued and outstanding shares of Acquiror Common Stock and Acquiror Rights (including the shares of Acquiror Common Stock underlying the Acquiror Rights) (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code.

(b)            Except for this Agreement and the Acquiror Rights there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Common Stock or any other equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating (or in lieu of a cash payment, allowing) Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Acquiror is not a party to any shareholders’ agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror. Acquiror does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which Acquiror is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions, in each case, that have not been, or will not be, waived on or prior to the Closing Date.

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(c)            As of the date hereof, the authorized share capital of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, of which 10 shares are issued and outstanding and beneficially held (and held of record) solely by Acquiror as of the date of this Agreement.

5.16         Nasdaq Stock Market Listing. The Acquiror Units, the Acquiror Public Rights and the issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbols “ROCAU” (with respect to the Acquiror Units), “ROC” (with respect to the Acquiror Common Stock) and “ROCAR” (with respect to the Acquiror Public Rights). Acquiror is in compliance in all material respects with the rules of the Nasdaq and there is no action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Units, the Acquiror Common Stock or the Acquiror Public Rights or terminate the listing of such on Nasdaq. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Units, the Acquiror Common Stock or the Acquiror Public Rights under the Exchange Act.

5.17         Contracts; No Defaults.

(a)            Schedule 5.17 contains a listing of all Contracts including every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, Acquiror or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Schedule 5.17 have been delivered to or made available to the Company or its agents or representatives.

(b)            Each Contract of a type required to be listed on Schedule 5.17, whether or not set forth on Schedule 5.17, was entered into at arm’s length and in the ordinary course of business. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 5.17(a), whether or not set forth on Schedule 5.17, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of Acquiror or its Subsidiaries party thereto and, to the knowledge of Acquiror, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of Acquiror, are enforceable by Acquiror or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of Acquiror, its Subsidiaries or, to the knowledge of Acquiror, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since the dates of their respective incorporations, neither Acquiror nor its Subsidiaries have received any written or, to the knowledge of Acquiror, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of Acquiror, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by Acquiror or its Subsidiaries or, to the knowledge of Acquiror, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since the dates of their respective incorporations, through the date hereof, neither Acquiror nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

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5.18         Title to Property. Neither Acquiror nor any of its Subsidiaries (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

5.19         Investment Company Act. Neither Acquiror nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.20         Affiliate Agreements. None of Acquiror or its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of Acquiror or its Subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).

Article VI
COVENANTS OF THE COMPANY

6.01         Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, except (1) as set forth on Schedule 6.01, (2) as expressly contemplated by this Agreement, (3) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or (4) as may be required by Law, (i) use commercially reasonable efforts to conduct and operate its business in the ordinary course, and to preserve intact the current business organization and ongoing businesses of the Company, and maintain the existing relations and goodwill of the Company with customers, suppliers, joint venture partners, distributors and creditors of the Company, and (ii) use commercially reasonable efforts to maintain all insurance policies of the Company or substitutes therefor. Without limiting the generality of the foregoing, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, the Company shall not, during the Interim Period:

(a)            change or amend the certificate of formation or the bylaws of the Company;

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(b)            (i) make, declare or pay any dividend or distribution (whether in cash, stock or property) to the stockholders of the Company in their capacities as stockholders, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, or (iii) except pursuant to the Company Stock Plan or related Company Options, issue, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests;

(c)            enter into, or amend or modify any material term of (in a manner adverse to the Company), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Material Contract (or any Contract, that if existing on the date hereof, would have been a Material Contract), any Real Estate Lease Document or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business;

(d)            sell, transfer, license, sublicense, covenant not to assert, lease, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of any assets, properties or business of the Company (including Owned Intellectual Property and Owned Company Software), except for (i) dispositions of obsolete or worthless assets, (ii) sales of tangible inventory in the ordinary course of business and (iii) sales, abandonment, lapses of tangible assets or tangible items or tangible materials in an amount not in excess of $500,000 in the aggregate, other than (1) Permitted Liens or (2) pledges and encumbrances on property and assets in the ordinary course of business and that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(e)            except as required pursuant to Company Benefit Plans in effect on the date of this Agreement, applicable Law, or policies or Contracts of the Company or its Affiliates in effect on the date of this Agreement, (i) grant any material increase in compensation, benefits or severance to any employee or director of or individual consultant or independent contractor to the Company other than any such individual with annual base compensation of less than $175,000, (ii) adopt, enter into or materially amend any material Company Benefit Plan or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company is a party or by which it is bound, (iii) grant any new material severance, termination payments, bonus, change of control, retention, or benefits to any employee of the Company, except in connection with the promotion or hiring (to the extent permitted by clause (iv) of this paragraph) or separation of any employee in the ordinary course of business, (iv) hire any employee of the Company or any other individual who is providing or will provide services to the Company other than any employee with an annual base salary of less than $175,000 (except to replace terminated employees) in the ordinary course of business, (v) adopt, enter into or materially amend any Consultant Contract providing for annual base compensation of more than $250,000, or (vi) take any action to accelerate the vesting, payment or funding of any cash compensation, payment or benefit to any employee of the Company;

(f)            (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the transactions contemplated by this Agreement);

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(g)            make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $2,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof that have been made available to Acquiror or any capitalized Contract costs associated with new or existing customers;

(h)            make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except advances to directors, employees or officers of the Company in the ordinary course of business or as required under any provisions of the Company Certificate of Incorporation, the bylaws of the Company or any indemnification agreement to which the Company is a party, in each case as in effect as of the date hereof;

(i)            make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes);

(j)            take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(k)            acquire any fee interest in real property;

(l)            enter into, renew or amend in any material respect any Company Affiliate Agreement;

(m)            waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business or that otherwise do not exceed $500,000 in the aggregate;

(n)            incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness in excess of $1,000,000, other than in connection with borrowings, extensions of credit and other financial accommodations under the Company’s existing credit facilities, notes and other existing Indebtedness and, in each case, any refinancings thereof, provided, that, in no event shall any such borrowing, extension of credit or other financial accommodation be subject to any prepayment fee or penalty or similar arrangement or amend, restate or modify in a manner materially adverse to the Company any terms of or any agreement with respect to any such outstanding Indebtedness (when taken as a whole); provided, further, that any action permitted under this Section 6.01(n) shall be deemed not to violate Section 6.01(b) or Section 6.01(c);

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(o)            enter into any material new line of business outside of the business currently conducted by the Company as of the date of this Agreement (it being understood that this Section 6.01(o) shall not restrict the Company from extending its business into new geographies);

(p)            make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(q)            disclose any source code for any Owned Company Software or any other material Trade Secrets to any Person (other than pursuant to a written agreement sufficient to protect the confidentiality thereof); and

(r)            enter into any agreement to do any action prohibited under this Section 6.01.

6.02         Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby or (y) in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which a Company Group Member is bound, the Company shall afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company, to all of its properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments and analyses and, as reasonably requested by Acquiror or its Representatives, appropriate officers and employees of the Company, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company that are in the possession of the Company as such Representatives may reasonably request, in each case, as necessary to facilitate consummation of the transactions contemplated by this Agreement; provided, however, that (i) such access may be modified to the extent the Company reasonably determines that such access would jeopardize the health and safety of any employee of the Company and (ii) nothing in this Agreement shall be deemed to provide Acquiror and its Representatives with the right to have access to any of the offices or information of any of the equityholders of the Company, that is not otherwise related to the Company or the transactions contemplated by this Agreement or any Ancillary Agreement. Acquiror hereby agrees that, during the Interim Period, (x) it shall not contact any employee (excluding executive officers), customer, supplier, distributor or other material business relation of the Company or (y) conduct or perform any invasive or subsurface investigations of the properties or facilities of the Company or its Affiliates, in each case, without the prior written consent of the Company. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Nondisclosure Agreement prior to the Effective Time.

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6.03         No Acquiror Common Stock Transactions. From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, the Company shall not engage in any transactions involving the securities of Acquiror without the prior consent of Acquiror if the Company possesses material nonpublic information of Acquiror.

6.04         No Claim Against the Trust Account. The Company acknowledges that Acquiror is a special purpose acquisition company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read Acquiror’s final prospectus, dated December 1, 2021 and filed on December 6, 2021, and other Acquiror SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Acquiror’s sole assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. The Company further acknowledges that, if the transactions contemplated by this Agreement are not consummated by the Termination Date, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 6.04 shall survive the termination of this Agreement for any reason.

6.05         Proxy Solicitation; Other Actions.

(a)            The Company has provided to Acquiror, for inclusion in the Registration Statement, to be filed by Acquiror hereunder, the Financial Statements, in each case, prepared in accordance with GAAP and Regulation S-X under the Securities Act (except (x) as otherwise noted therein to the extent permitted by Regulation S-X under the Securities Act, and, in the case of the Audited Financial Statements, audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor and (y) in the case of the Unaudited Financial Statements, subject to normal and recurring year-end adjustments and the absence of notes thereto). The Company shall be available to, and the Company shall use reasonable best efforts to make its officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with responding in a timely manner to comments on the Registration Statement from the SEC. The Company further agrees to use commercially reasonable efforts to provide any additional financial information of the Company required to be included in the Registration Statement pursuant to the rules and regulations of the SEC and other applicable Law as promptly as reasonably practicable upon Acquiror’s written request following the date that financial information previously provided by the Company ceases to be sufficient financial information related to the Company for purposes of filing the Registration Statement (as determined in accordance with the rules and regulations of the SEC and applicable Law). Without limiting the generality of the foregoing, the Company and Acquiror shall reasonably cooperate in connection with Acquiror’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4.

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(b)            From and after the date on which the Registration Statement becomes effective under the Securities Act, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or of any development regarding the Company, in any such case which, to the knowledge of the Company, would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided further, however, that no information received by Acquiror pursuant to this Section 6.05 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Schedules.

6.06         Intellectual Property Registrations. From and after the date hereof, the Company shall use commercially reasonable efforts to make filings with the appropriate Governmental Authority to amend registrations of Registered Intellectual Property as necessary to reflect the current name of the Company Group Member that owns or purports to own such Registered Intellectual Property and, promptly upon confirmation of any such filing by the applicable Governmental Authority, will provide Acquiror with evidence thereof.

Article VII
COVENANTS OF ACQUIROR

7.01         Conduct of Acquiror During the Interim Period.

(a)            During the Interim Period, except as set forth on Schedule 7.01 or as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), Acquiror shall not and shall not permit any of its Subsidiaries to:

(i)            change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of Merger Sub;

(ii)            (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify, subdivide or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any shares of Acquiror Common Stock required by the Offer, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;

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(iii)            make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes);

(iv)            take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(v)            into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constituted an Acquiror Affiliate Agreement);

(vi)           enter into, or amend or modify any material term of (in a manner adverse to Acquiror or any of its Subsidiaries, including the Company), terminate excluding any expiration in accordance with its terms, or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 5.17 (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 5.17) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Acquiror or its Subsidiaries is a party or by which it is bound;

(vii)          waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(viii)          incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(ix)            (A) other than pursuant to the Subscription Agreements, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than in connection with the exercise of any Acquiror Rights outstanding on the date hereof, (B) amend, modify or waive any of the terms or rights set forth in, any warrant agreement with respect to Acquiror Rights, including any amendment, modification or reduction of the warrant price set forth therein, (C) enter into any Subscription Agreements or other agreements that contemplate Equity Financing, or (D) consummate the Equity Financing on terms materially different than those contained in such Subscription Agreements;

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(x)            except as contemplated by the Acquiror Incentive Plan Proposal, (i) adopt, amend or become liable (whether actually or contingently) with respect to any Acquiror Benefit Plan, or enter into any employment Contract or collective bargaining agreement, or (ii) hire any employee or any other individual service provider, in each case, who is providing or will provide services to Acquiror or its Subsidiaries;

(xi)            (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase the assets or equity of, any corporation, partnership (limited or general), limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Acquiror or its Subsidiaries (other than the transactions contemplated by this Agreement);

(xii)           make any capital expenditures;

(xiii)          make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xiv)          enter into any new line of business outside of the business currently conducted by Acquiror and its Subsidiaries as of the date of this Agreement;

(xv)           make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;

(xvi)          voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Acquiror and its Subsidiaries and their assets and properties; or

(xvii)         enter into any agreement to do any action prohibited under this Section 7.01.

(b)           During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

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7.02         Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, and the funds received in the Equity Financing to be disbursed, for the following uses: (a) the redemption of any shares of Acquiror Common Stock in connection with the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 3.09; and (c) the balance after payment and disbursement of the amounts required under the foregoing clauses (a) and (b) to be disbursed to PubCo.

7.03         Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror or any of its Subsidiaries is bound, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Nondisclosure Agreement prior to the Effective Time.

7.04         Acquiror Nasdaq Listing.

(a)            From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Common Stock to be listed on, Nasdaq.

(b)            Acquiror shall use reasonable best efforts to cause PubCo Common Stock to be issued in connection with the Transactions to be approved for listing on Nasdaq as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date.

7.05         Acquiror Public Filings. From the date hereof through the Closing, Acquiror will use reasonable best efforts to keep current and file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

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7.06         Section 16 Matters. Prior to the Closing, the Acquiror Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Acquiror following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

7.07          Exclusivity. During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its shareholders and their respective Affiliates and Representatives. Acquiror shall, and shall use its reasonable best efforts to cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

7.08         Stockholder Action. Acquiror shall notify the Company promptly in connection with a written threat to file, or filing by, an Action related to this Agreement or the Transaction by any of its stockholders or holders of any Acquiror Rights against Acquiror or its Subsidiaries or against any of their respective directors or officers (any such action, a “Stockholder Action”). Acquiror shall keep the Company reasonably apprised of the defense, settlement, prosecution or other developments with respect to any such Stockholder Action. Acquiror shall give the Company the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, to give due consideration to the Company’s advice with respect to such litigation and to not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned; provided that, for the avoidance of doubt, Acquiror shall bear all of its costs of investigation and all of its defense and attorneys’ and other professionals’ fees related to such Stockholder Action.

7.09         Written Consent of Merger Sub. Acquiror shall promptly after the execution of this Agreement, and in any event no later than the end of the day following the date of this Agreement, deliver its written consent, as the sole stockholder of Merger Sub, approving and adopting this Agreement and the Merger in accordance with applicable law and the certificate of incorporation and bylaws of Merger Sub, and Acquiror shall promptly deliver to the Company evidence of such action taken by written consent.

7.10         Incentive Equity Plan. Prior to the Closing Date, Acquiror shall approve, and subject to approval of the stockholders of Acquiror, adopt, the Acquiror Incentive Plan. Within a reasonable period prior to Acquiror’s approval of Acquiror of the Acquiror Incentive Plan, Acquiror shall permit the Company a reasonable period to review the form of the Acquiror Incentive Plan and all forms of award agreement related thereto and reasonably consider in good faith the Company’s comments thereto.

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7.11         Obligations as an Emerging Growth Company and a Controlled Company. Acquiror shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and to qualify, at the Effective Time, as a “controlled” company under the rules of the Nasdaq; and (b) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the JOBS Act or, at the Effective Time, as a “controlled” company under the rules of Nasdaq.

Article VIII
JOINT COVENANTS

8.01         Subscription Agreements. Subject to the terms hereof, Company and Acquiror shall and shall cause their respective Affiliates to comply with its obligations, and enforce its rights, under any Subscription Agreements entered into with the Company’s consent. Acquiror and Company shall give the other prompt notice of any breach by any party to the Subscription Agreements of which Acquiror or Company has become aware or any termination (or alleged or purported termination) of the Subscription Agreements. Acquiror shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the proceeds of the Equity Financing and shall not permit any amendment or modification to, or any waiver of any material provision or remedy under, the Subscription Agreements if such amendment, modification, waiver or remedy (i) would materially delay the occurrence of the Closing, (ii) reduces the aggregate amount of the Equity Financing, (iii) adds or imposes new conditions or amends the existing conditions to the consummation of the Equity Financing or (iv) is adverse to the interests of the Company, in each case, in any material respect. Notwithstanding the foregoing, to the extent the Minimum Cash Condition is satisfied, failure to obtain the proceeds from the Equity Financing shall not relieve Acquiror or Company from their respective obligations to consummate the transactions contemplated by this Agreement, whether or not such Equity Financing is available.

8.02         Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 8.08, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to material Contracts with the Company, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub or the Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise in connection with the consummation of the Transactions.

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8.03         Preparation of Registration Statement; Special Meeting; Solicitation of Company Requisite Approval.

(a)            Promptly following the date hereof, Acquiror shall cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of PubCo Common Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Acquiror acknowledges that the Company has furnished all information concerning the Company as may reasonably be requested by Acquiror in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Acquiror will cause the Proxy Statement to be mailed to stockholders of Acquiror.

(b)            Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Acquiror and the Company shall use reasonable best efforts to cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and the Proxy Statement to be disseminated to the holders of shares of Acquiror Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Acquiror shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c)            Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto with respect to (i) approval of the Merger (the “Transaction Proposal”), (ii) approval of the PubCo Charter (the “Amendment Proposal”), (iii) approval of the issuance of PubCo Common Stock in connection with the Transactions (including pursuant to the consummation of the Subscription Agreements) in accordance with this Agreement, in each case to the extent required by Nasdaq listing rules (the “Stock Issuance Proposal”), (iv) the adoption of the Acquiror Incentive Plan (the “Acquiror Incentive Plan Proposal”), and (v) approval of any other proposals reasonably necessary or appropriate to consummate the transaction contemplated hereby (the “Additional Proposal” and together with the Transaction Proposal, Amendment Proposal, Acquiror Incentive Plan Proposal and the Stock Issuance Proposal, the “Proposals”). The Acquiror Incentive Plan Proposal shall provide that an aggregate number of shares of PubCo Common Stock equal to 10% of the fully diluted outstanding shares of PubCo Common Stock immediately after the Closing plus the number of shares of PubCo Common Stock subject to Substitute Awards issued pursuant to Section 3.05 shall be reserved for issuance pursuant to the Acquiror Incentive Plan, subject to annual increases as provided therein. Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror’s stockholders at the Special Meeting.

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(d)            Acquiror and the Company shall use reasonable best efforts to, as promptly as practicable, and in compliance with applicable Law (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL, (ii) cause the Proxy Statement to be disseminated to Acquiror’s stockholders and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its stockholders that they approve each of the Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement. Notwithstanding the foregoing, if at any time prior to, but not after, obtaining approval of the Proposals, the Acquiror Board determines that a Material Adverse Effect has occurred, the Acquiror Board may make a withdrawal of such recommendation or an amendment, qualification or modification of such recommendation if a failure to do so would, upon the advice of counsel, reasonably be expected to constitute a breach of its fiduciary duties to Acquiror’s stockholders under applicable Law (a “Change in Recommendation”). Acquiror shall immediately notify the Company in writing of any determination to make such Change in Recommendation. Acquiror agrees that its obligations under this Agreement shall not be affected by any Change in Recommendation and, for the avoidance of doubt, it agrees (A) that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the Proposals shall not be affected by any Change in Recommendation or other intervening event or circumstance and (B) to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the Proposals, in each case in accordance with this Agreement, regardless of any Change in Recommendation or other intervening event or circumstance. Notwithstanding the foregoing provisions of this Section 8.03(d), if on a date for which the Special Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares of Acquiror Common Stock to obtain the Acquiror Stockholder Approval, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Special Meeting.

(e)            The Company shall solicit the Company Requisite Approval via written consent as soon as promptly as practicable after the Registration Statement becomes effective. In connection therewith, Acquiror and the Company shall use reasonable best efforts to, as promptly as practicable, (i) cause the Consent Solicitation Statement to be disseminated to the Company Stockholders in compliance with applicable Law and (ii) solicit written consents from the Company Stockholders to give the Company Requisite Approval. The Company shall, through the Company Board, recommend to the Company Stockholders that they adopt this Agreement (the “Company Board Recommendation”) and shall include the Company Board Recommendation in the Consent Solicitation Statement. The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation. The Company will provide Acquiror with copies of all stockholder consents it receives within one (1) Business Day of receipt of the Company Requisite Approval. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Stockholders to give the Company Requisite Approval in accordance with this Section 8.03(e) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal.

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8.04         Tax Matters.

(a)            Transfer Taxes. Notwithstanding anything to the contrary contained herein, PubCo shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. Pubco shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the Company will join in the execution of any such Tax Returns.

(b)            Tax Treatment. Acquiror, Merger Sub and the Company intend that the Transactions qualify for the Intended Tax Treatment. In addition, Acquiror, Merger Sub and the Company intend that any additional shares of PubCo Common Stock issued to Former Company Stockholders after the Effective Time pursuant to the terms of the Sponsor Support Agreement qualify as consideration eligible to be received on a tax-deferred basis in a manner consistent with the Intended Tax Treatment and the principles of Revenue Procedure 84-42. None of the parties or their respective Affiliates shall knowingly take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent qualification for such Intended Tax Treatment. Each party shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any corresponding or similar state, local or foreign final determination) or a change in applicable Law, or based on a change in the facts and circumstances underlying the Transactions from the terms described in this Agreement, cause all Tax Returns to be filed on a basis of treating the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(c)            Plan of Reorganization. The Company, Acquiror and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(d)            FIRPTA. On or prior to the Closing Date, the Company shall deliver to Acquiror (i) a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and (ii) a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); provided that, notwithstanding anything to the contrary, Acquiror’s sole remedy in the event the Company fails to deliver such certificate shall be to make a proper withholding of Tax to the extent required by applicable Law.

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8.05         Confidentiality; Publicity.

(a)            Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Nondisclosure Agreement, the terms of which are incorporated herein by reference.

(b)            None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, each party and its Affiliates may make announcements and may provide information regarding this Agreement and the transactions contemplated hereby to its and their Affiliates, and its and their respective investors, directors, officers, employees, managers and advisors without the consent of any other party hereto; and provided further that, subject to Section 6.02 and this Section 8.05, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

8.06         Post-Closing Cooperation; Further Assurances. Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

8.07         Additional Insurance and Indemnity Matters.

(a)            Prior to the Closing, Acquiror and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for PubCo and the Company that shall be effective as of Closing and will cover (i) those Persons who were directors and officers of the Company prior to the Closing and (ii) those Persons who will be the directors and officers of PubCo and its Subsidiaries (including the directors and officers of the Company) at and after the Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as PubCo and its Subsidiaries (including the Surviving Company).

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(b)            Prior to the Effective Time, Acquiror shall obtain, as of the Closing Date a “tail” insurance policy, to the extent available on commercially reasonable terms and at an aggregate cost of no higher than 300% of the premium of Acquiror’s directors’ and officers’ liabilities insurance policy as of the date of this Agreement, extending coverage for an aggregate period of six (6) years (or such other coverage period as mutually agreed by Acquiror and the Company) providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the Closing covering (as direct beneficiaries) those persons who are as of the date of this Agreement currently covered by Acquiror’s directors’ and officers’ liability insurance policy, of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date of this Agreement by, or for the benefit of, Acquiror; provided, however, that to the extent a policy as permitted by this Section 8.07(b) is purchased by Acquiror, the aggregate cost of such policy shall be deemed an Outstanding Acquiror Expense.

(c)            Prior to the Effective Time, PubCo and the Surviving Company shall indemnify and hold harmless each present and former director or officer of the Company, or any other person that may be a director or officer of the Company prior to the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any actual or threatened Action or other action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time or relating to the enforcement by any such Person of his or her rights under this Section 8.07, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, would have been permitted under applicable Law and its certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person, and shall advance expenses (including reasonable attorneys’ fees and expenses) of any such Person as incurred to the fullest extent permitted under applicable Law (including, without limitation, in connection with any action, suit or proceeding brought by any such Person to enforce his or her rights under this Section 8.07). Without limiting the foregoing, PubCo shall, and shall cause the Surviving Company and its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of such certificates of incorporation (if applicable), bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. PubCo shall assume, and be liable for, and shall cause the Surviving Company and their respective Subsidiaries to honor, each of the covenants in this Section 8.07.

(d)            Notwithstanding anything contained in this Agreement to the contrary, this Section 8.07 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on PubCo and the Surviving Company and all successors and assigns of PubCo and the Surviving Company. In the event that PubCo, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person or effects any division transaction, then, and in each such case, PubCo and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of PubCo or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 8.07. The obligations of PubCo and the Surviving Company under this Section 8.07 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director or officer of the Company, or other person that may be a director or officer of the Company prior to the Effective Time, to whom this Section 8.07 applies without the consent of the affected Person. The rights of each person entitled to indemnification or advancement hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Company Certificate of Incorporation, the bylaws of the Company, any other indemnification arrangement, any applicable law, rule or regulation or otherwise. The provisions of this Section 8.07 are expressly intended to benefit, and are enforceable by, each Person entitled to indemnification or advancement hereunder and their respective successors, heirs and representatives, each of whom is an intended third-party beneficiary of this Section 8.07.

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8.08         HSR Act and Regulatory Approvals.

(a)            In connection with the transactions contemplated by this Agreement, each of Acquiror and the Company shall comply promptly, but in no event later than fifteen (15) Business Days after the date the Registration Statement is filed, with the notification and reporting requirements of the HSR Act, if applicable. Each of Acquiror and the Company shall furnish to the other as promptly as reasonably practicable all information required for any application or other filing to be made by such other party pursuant to any Antitrust Law, if applicable. Each of Acquiror and the Company shall substantially comply with any Information or Document Requests.

(b)            Each of Acquiror and the Company shall request early termination of any waiting period under the HSR Act, if applicable, and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, if applicable, and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c)            Each of Acquiror and the Company shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger. Without limiting the generality of the foregoing, each of Acquiror and the Company shall, and shall cause its respective Subsidiaries (as applicable) to, (i) propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any investments, assets, properties, products, rights, services or businesses of such party or any interest therein, and (ii) otherwise take or commit to take any actions that would limit such party’s freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of such party, or any interest or interests therein; provided, that any such action contemplated by this Section 8.08(c) is conditioned upon the consummation of the Merger. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.08 or any other provision of this Agreement shall require or obligate the Company’s Affiliates and investors, Acquiror’s Affiliates and investors, including the Sponsor, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates and investors, including the Sponsor, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates and investors including, the Sponsor, or of any such investment fund or investment vehicle to take any action in connection with avoiding, preventing, eliminating or removing any impediment under Antitrust Law with respect to the Transactions, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect such Person’s or entity’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of such Person or entity or any of such entity’s Subsidiaries or Affiliates, or any interest therein.

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(d)            Each of Acquiror and the Company shall promptly notify the other of any substantive communication with, and furnish to such other party copies of any notices or written communications received by, Acquiror or the Company, as applicable, or any of its respective Affiliates from, any third party or Governmental Authority with respect to the transactions contemplated by this Agreement, and each of Acquiror and the Company shall permit counsel to such other party an opportunity to review in advance, and each of Acquiror and the Company shall consider in good faith the views of such other party’s counsel in connection with, any proposed communications by Acquiror or the Company, as applicable, and/or its respective Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided that neither Acquiror nor the Company shall extend any waiting period or comparable period under the HSR Act, if applicable, or enter into any agreement with any Governmental Authority without the written consent of such other party. Each of Acquiror and the Company agrees to provide, to the extent permitted by the applicable Governmental Authority, such other party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 8.08 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or Acquiror, as applicable, or other competitively sensitive material; provided, that each of Acquiror and the Company may, as it deems advisable and necessary, designate any materials provided to such other party under this Section 8.08 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.08 or any other provision of this Agreement shall require or obligate the Company or any of its investors or Affiliates to, and Acquiror shall not, without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to the Company, or such investors or Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or such investors or Affiliates, or any interest therein.

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(e)            Acquiror and Company shall each be responsible for one-half of all filing fees, if any, payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

(f)            Each of Acquiror and the Company shall not, and shall cause its respective Subsidiaries (as applicable) not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Regulatory Consent Authorities or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transaction contemplated hereby; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, the restrictions and obligations set forth in this Section 8.08(f) shall not apply to or be binding upon Acquiror’s Affiliates, the Sponsor, their respective Affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsor, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, the Sponsor, or any such investment fund or investment vehicle.

8.09         Employee Matters. The Company and Acquiror shall cooperate in good faith to identify certain employees of the Company who shall enter into new employment agreements in a form to be reasonably agreed upon between the Company and Acquiror to be effective on the Closing Date. This Section 8.09 shall not create any third-party beneficiary rights for any employees with respect to employment agreements, continued employment or any other matter.

8.10         Non-Solicitation; Acquisition Proposals.

(a)            Except as expressly permitted by this Section 8.10, from the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, each Party shall not, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person (other than a Party to this Agreement) relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal or (v) resolve or agree to do any of the foregoing. Each Party also agrees that immediately following the execution of this Agreement it shall and shall use commercially reasonable efforts to cause its Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the Parties and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal.

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(b)            The Company also agrees that within three (3) Business Days of the execution of this Agreement, the Company shall request each Person (other than the parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company (and with whom the Company has had contact in the three (3) months prior to the date of this Agreement regarding the acquisition of the Company) to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its subsidiaries prior to the date hereof and terminate access to any physical or electronic data room maintained by or on behalf of the Company. The Company shall promptly (and in any event within one (1) Business Day) notify, in writing, Acquiror of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal. The Company shall promptly (and in any event within two (2) Business Days) keep Acquiror reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 8.10 by any Party’s Representatives acting on such Party’s behalf shall be deemed to be a breach of this Section 8.10 by such Party.

(c)            For purposes of this Section 8.10, “Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than Acquiror, Merger Sub or their respective Affiliates) relating to and Alternative Transaction. An “Alternative Transaction” means (A) with respect to the Company, in a single transaction or series of related transactions, (i) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company, (ii) any direct or indirect acquisition of 20% or more of the consolidated assets of the Company (based on the fair market value thereof, as determined in good faith by the Company Board), including through the acquisition of one or more subsidiaries of the Company owning such assets, (iii) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole) or (iv) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity securities of the Company; and (B) with respect to Acquiror and Merger Sub, a transaction (other than the transactions contemplated by this Agreement) concerning an initial business combination for Acquiror.

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Article IX
CONDITIONS TO OBLIGATIONS

9.01         Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in a joint writing duly executed by all of such parties:

(a)            HSR Act. The applicable waiting period(s) under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b)            No Prohibition. There shall not have been enacted or promulgated any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(c)            Offer Completion. The Offer shall have been completed in accordance with the terms hereof, the Acquiror Organizational Documents and the Proxy Statement.

(d)            Net Tangible Assets. Acquiror shall not have redeemed shares of Acquiror Common Stock in the Offer in an amount that would cause Acquiror to have less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(e)            Acquiror Stockholder Approval. The Acquiror Stockholder Approval shall have been obtained.

(f)            Company Requisite Approval. The Company Requisite Approval shall have been obtained.

(g)            Listing. PubCo Common Stock to be issued in connection with the Transactions shall have been approved for listing on Nasdaq subject only to official notice of issuance thereof.

(h)            Minimum Cash Condition. The aggregate cash available to Acquiror at the Closing from the Trust Account and the Equity Financing (after giving effect to the redemption of any shares of Acquiror Common Stock in connection with the Offer but prior to paying all Outstanding Acquiror Expenses and Outstanding Company Expenses) shall equal or exceed Fifty-Five Million Dollars ($55,000,000).

(i)            Redemption Threshold. After giving effect to redemptions through the Offer, less than ninety-five percent (95%) of the Public Shares issued and outstanding as of the date hereof shall have been redeemed by Acquiror.

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(j)            Required Consent. The consent set forth on Schedule 9.01(j) shall have been obtained.

9.02          Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)            Representations and Warranties.

(i)            Each of the representations and warranties of the Company contained in the first sentence of Section 4.01(a) (Corporate Organization of the Company), Section 4.03 (Due Authorization), Section 4.06 (Capitalization) and Section 4.17 (Brokers’ Fees) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)            Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company described in Section 9.02(a)(i)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b)            Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)            Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

(d)            Director Nomination Agreement. The Company shall deliver to Acquiror a counterpart of the Director Nomination Agreement, the form of which is attached hereto as Exhibit F (the “Director Nomination Agreement”) duly executed by Company, which shall be effective immediately following the Effective Time.

(e)            Lock-Up Agreements. The Persons listed on Schedule 9.02(e) shall have entered into a Lock-up Agreement.

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9.03         Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)            Representations and Warranties. Each of the representations and warranties of Acquiror and Merger Sub contained in this Agreement (without giving effect to any limitation as to “materiality,” “material adverse effect” or any similar limitation set forth therein) shall be true and correct as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect on the on the business, results of operations or financial condition of Acquiror or the ability of Acquiror or Merger Sub to complete the transactions contemplated by this Agreement.

(b)            Agreements and Covenants. Each of the covenants of Acquiror and Merger Sub to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)            Officer’s Certificate. Acquiror and Merger Sub shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d)            PubCo Charter. The Certificate of Incorporation shall be amended and restated in the form of the PubCo Charter.

(e)            Director Nomination Agreement. Acquiror shall deliver to the Company a counterpart of the Director Nomination Agreement, duly executed by the Sponsor to be effective immediately following the Effective Time.

Article X
TERMINATION/EFFECTIVENESS

10.01        Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)            by written consent of the Company and Acquiror;

(b)            prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement (or any breach on the part of the applicable Company Stockholder that is a party to a Company Support Agreement of such Company Support Agreement), such that the conditions specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company or the applicable Company Stockholder through the exercise of its commercially reasonable efforts, then, for a period of up to ten (10) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred by the Termination Date, or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided that the right to terminate this Agreement under Section 10.01(b)(i) shall not be available if Acquiror, Merger Sub or Sponsor is then in material breach of any of its representations, warranties, covenants or agreements in this Agreement or the Sponsor Support Agreement;

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(c)            prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement (or any breach on the part of the applicable holder of shares of Acquiror Common Stock that is a party to the Sponsor Support Agreement of Section 1 of such Sponsor Support Agreement), such that the conditions specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror, Merger Sub or Sponsor, as applicable, through the exercise of its commercially reasonable efforts, then, for a period of up to ten (10) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred by the Termination Date, (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under Section 10.01(c)(i) shall not be available if the Company or any of the Company Stockholders is then in material breach of any of its representations, warranties, covenants or agreements in this Agreement or a Company Support Agreement;

(d)            by written notice from either the Company or Acquiror to the other if the Acquiror Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting); or

(e)            by written notice from the Company to Acquiror prior to obtaining Acquiror Stockholder Approval if there has been a Change in Recommendation.

10.02       Effect of Termination. Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination subject to Section 6.05. The provisions of Sections 6.05, 8.05, 10.02 and Article XI (collectively, the “Surviving Provisions”) and the Nondisclosure Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement. Notwithstanding the foregoing, a failure by Acquiror and Merger Sub to close in accordance with this Agreement when they are obligated to do so shall be deemed to be a Willful Breach of this Agreement.

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Article XI
MISCELLANEOUS

11.01            Waiver. Any party to this Agreement may, to the fullest extent permitted by applicable Law at any time prior to the Closing and before or after stockholder adoption of this Agreement, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or by action taken by its board of directors and without further action on the part of its stockholders to the extent permitted by applicable law, agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

11.02            Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx (or other nationally recognized overnight delivery service), or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to Acquiror or Merger Sub, to:

ROC Energy Acquisition Corp.

16400 Dallas Parkway

Dallas, Texas 75248

Attn: Daniel Kimes, Chief Executive Officer

E-mail: dkimes@rocspac.com

with a copy to (which shall not constitute notice):

Winston & Strawn LLP

800 Capitol St., Suite 2400
Houston, TX 77002-2925

Attn: Michael Blankenship, Esq.

Email: mblankenship@winston.com

(b)	If to the Company to:

Drilling Tools International Holdings, Inc.

3701 Briarpark Drive, Suite 150

Houston, TX 77042

Attn: Wayne Prejean, Chief Executive Officer

Email: wayne.prejean@drillingtools.com

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with a copy to (which shall not constitute notice):

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, TX 77002

Attn:	William S. Anderson
Benjamin J. Martin
Email:	will.anderson@bracewell.com
ben.martin@bracewell.com

or to such other address or addresses as the parties may from time to time designate in writing.

11.03            Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties; provided, the Company may collaterally assign any or all of its rights and interests hereunder to one or more lenders of the Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

11.04            Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 8.07 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14.

11.05            Expenses. Except as otherwise provided herein (including Section 3.09, Section 8.08(e) and Section 8.04(a)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

11.06            Governing Law. This Agreement, the Transactions and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.07            Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.08            Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

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11.09            Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and that certain Nondisclosure Agreement, dated October 10, 2022, between Acquiror and the Company (the “Nondisclosure Agreement”), constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Nondisclosure Agreement.

11.10            Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the parties hereto in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.

11.11            Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

11.12            Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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11.13            Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.

11.14            Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Named Parties, and then only with respect to the specific obligations set forth herein or in an Ancillary Agreement with respect to such Named Party. Except to the extent a Named Party to this Agreement or an Ancillary Agreement and then only to the extent of the specific obligations undertaken by such Named Party in this Agreement or in the applicable Ancillary Agreement, (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement or any Ancillary Agreement, and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement or any Ancillary Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

11.15            Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein or in any Ancillary Agreement that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, and (b) this Article XI.

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11.16            Acknowledgments. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the Acquiror and Merger Sub Representations constitute the sole and exclusive representations and warranties of Acquiror and Merger Sub; (iv) except for the Company Representations by the Company, the Acquiror and Merger Sub Representations by Acquiror and Merger Sub, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (v) each party hereto and its respective Affiliates and its and their respective Representatives are not relying on and have not relied on, any representations or warranties in connection with the Transactions or otherwise except the Company Representations by the Company, the Acquiror and Merger Sub Representations by Acquiror and Merger Sub and the other representations expressly made by a Person in the Sponsor Support Agreement, the Company Support Agreements and the Registration Rights Agreement (each of which is being made solely by the Person expressly making such representation in the applicable Ancillary Agreement and not by any other Person).

[signature page follows]

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IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above.

ROC ENERGY ACQUISITION CORP.

By:	/s/ Daniel Jeffrey Kimes
	Name:	Daniel Jeffrey Kimes
	Title:	Chief Executive Officer

ROC MERGER SUB, INC.

By:	/s/ Daniel Jeffrey Kimes
	Name:	Daniel Jeffrey Kimes
	Title:	President

DRILLING TOOLS INTERNATIONAL HOLDINGS, INC.

By:	/s/ Wayne Prejean
	Name:	Wayne Prejean
	Title:	President and Chief Executive Officer

EXHIBIT F

FORM OF DIRECTOR NOMINATION AGREEMENT

THIS DIRECTOR NOMINATION AGREEMENT (this “Agreement”) is made and entered into as of [●], 2023 (the “Effective Time”), by and between Drilling Tools International Corporation, a Delaware corporation (f/k/a ROC Energy Acquisition Corp.) (the “Company”), and ROC Energy Holdings, LLC, a Delaware limited liability company (the “Sponsor”). Capitalized terms used but not otherwise defined in this Agreement have the respective meanings given to them in the Merger Agreement (as defined below).

WHEREAS, the Company and certain of its affiliates have consummated the business combination and the other transactions (collectively, the “Transactions”) contemplated by the Agreement and Plan of Merger, dated as of February [●], 2023, by and among the Company, ROC Merger Sub Inc., a Delaware corporation, and Drilling Tools International Holdings, Inc., a Delaware corporation;

WHEREAS, in its capacity as the sponsor of the special purpose acquisition company that was the predecessor to the Company, the Sponsor desires that, after giving effect to the Transactions, it will continue to have representation on the Board so as to continue to create value for its direct and indirect equityholders (collectively with the Sponsor, the “Sponsor Parties”) and for the other direct and indirect equityholders of the Company; and

WHEREAS, in furtherance of the foregoing, the Sponsor desires to have certain director nomination rights with respect to the Company, and the Company desires to provide the Sponsor, on behalf of the Sponsor Parties, with such rights, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, each of the parties to this Agreement agrees as follows:

ARTICLE I

NOMINATION RIGHT

Section 1.1            Board Nomination Right.

(a)           At the Effective Time, [●] (the “Initial Nominee”) was designated to serve on the board of directors of the Company (the “Board”) as a Class III director of the Company pursuant to Article V of the Certificate of Incorporation.

(b)           If a Nominee (whether the Initial Nominee or a Successor Nominee) ceases to serve for any reason, then the Board will take all action necessary to promptly appoint another person to the Board mutually agreed upon by Sponsor and the Company to serve as a director in place of the Initial Nominee (each, a “Successor Nominee” and, together with the Initial Nominee, the “Nominees”). Any Successor Nominee must (i) be qualified to serve as a member of the Board under all applicable Company Policies (defined below) and applicable legal, regulatory and stock market requirements; and (ii) meet the independence requirements with respect to Company of the listing rules of The Nasdaq Stock Market.

(c)           Notwithstanding any of this Section 1.1 to the contrary, the election or appointment of the Nominee to the Board shall be subject to the prior execution by the Nominee of an irrevocable resignation letter in the form attached hereto as Exhibit A.

(d)           The Company shall indemnify each Nominee on the same basis as all other members of the Board and pursuant to an indemnity agreement with terms that are no less favorable to such Nominee than the indemnity agreements entered into between the Company and its other non-employee directors.

(e)           During his or her service to the Board, each Nominee shall be entitled to compensation (including equity awards) that is consistent with the compensation received by other non-employee directors of the Company. In addition, the Company shall pay the reasonable, documented, out-of-pocket expenses incurred by the Nominee in connection with his or her services provided to or on behalf of the Company and its Subsidiaries, including attending Board and committee meetings or events attended on behalf of the Company or at the Company’s request.

(f)            At all times while a Nominee is serving as a member of the Board, he or she will (i) meet all applicable director independence, qualification and other standards generally applicable to non-employee Board members of the Company, of applicable stock exchange listing standards, and of the SEC, and applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) be qualified to serve as a director under the Act. The Nominee and Sponsor shall promptly advise the Board or appropriate committee thereof if a Nominee ceases to satisfy any of the conditions in the preceding sentence.

(g)           At all times while a Nominee serves as a member of the Board, the Nominee shall comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to non-management Board members, including the Company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines, Stock Ownership Guidelines, and any other securities trading policies, anti-hedging policies, conflict of interest policies, confidentiality policies, related party transactions guidelines and corporate governance guidelines or other items applicable to such directors, whether currently in place or as may be adopted by the Company in the future (the “Company Policies”).

ARTICLE II

MISCELLANEOUS

Section 2.1            Termination. This Agreement shall terminate automatically and become void and of no further force or effect, without any notice or other action by any Person, as of thirty-six (36)-month anniversary of the Effective Time.

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Section 2.2           Notices. All notices, requests and other communications to the Company hereunder shall be in writing (including electronic transmission) and shall be given in accordance with the provisions of the Merger Agreement. All notices, requests and other communications to the Sponsor hereunder shall be in writing (including electronic transmission) to the following address and shall be given in accordance with the provisions of the Merger Agreement:

If to Sponsor, to:

16400 Dallas Parkway
Dallas, Texas 75248
Attention: Daniel Kimes, Chief Executive Officer
E-mail: dkimes@rocspac.com

with a copy to (which shall not constitute notice):

Winston & Strawn LLP

800 Capitol St., Suite 2400
Houston, TX 77002-2925

Attn: Michael Blankenship, Esq.

Email: mblankenship@winston.com

Section 2.3            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 2.4            Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any party hereto without the prior written consent of the other party hereto, except notwithstanding any of the foregoing, the Sponsor may, in connection with a transfer of shares of the Company’s common stock to one of its Affiliates, assign its rights and obligations hereunder to such Affiliate transferee, in which case the prior consent of the Company shall not be required.

Section 2.5            No Third Party Beneficiaries. This Agreement is exclusively for the benefit of the parties hereto, and their respective successors and permitted assigns, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right by virtue of any applicable law in any jurisdiction to enforce any of the terms to this Agreement.

Section 2.6            Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. Each party hereto acknowledges and agrees that, in entering into this Agreement, such party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement.

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Section 2.7            Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 2.8            Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against the other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 2.8. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF.

Section 2.9           Specific Performance. The parties hereto acknowledge that the rights of each party hereto to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party hereto, money damages may be inadequate and such non-breaching party may have no adequate remedy at law. Accordingly, the parties hereto agree that such non-breaching party shall have the right to enforce its rights and the other party’s obligations hereunder by an action or actions for specific performance and/or injunctive relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other party to perform its/their respective agreements and covenants contained in this Agreement and to cure breaches of this Agreement, without the necessity of proving actual harm and/or damages or posting a bond or other security therefore. Each party hereto further agrees that the only permitted objection that it may raise in response to any action for any such equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 2.10          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.

Section 2.11          Amendment. This Agreement may be amended, modified or supplemented at any time only by the written consent of all of the parties hereto, and any amendment, modification or supplement so effected shall be binding on all of the parties.

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Section 2.12          Rights Cumulative. Except as otherwise expressly limited by this Agreement, all rights and remedies of each of the parties hereto under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or law.

Section 2.13          Further Assurances. Each of the parties hereto shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

Section 2.14          Enforcement. Each of the parties hereto covenants and agrees that the disinterested members of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of the Company.

Section 2.15          Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a deed as of the date first written above.

DRILLING TOOLS INTERNATIONAL CORPORATION

By:
Name:
Title:

ROC ENERGY HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to Director Nomination Agreement]

Exhibit A

Form of Irrevocable Resignation

February [●], 2023

DRILLING TOOLS INTERNATIONAL CORPORATION
[ADDRESS]

ATTENTION: SECRETARY

Re: Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to Section 1.1(c) of the Director Nomination Agreement, dated as of February [●], 2023 (the “Agreement”), by and between Drilling Tools International Corporation, a Delaware corporation (f/k/a/ ROC Energy Acquisition Corp.) (the “Company”) and the Sponsor (as defined in the Agreement). If, following such time that (a) the Agreement is terminated in accordance with its terms or (b) I fail to satisfy any of the conditions to service set forth in Section 1.1(f) of the Agreement, the Board (as such term is defined in the Agreement) requests in writing that I resign as a director of the Company, I hereby tender the immediate resignation of my position as a director of the Company and from any and all committees of the Board on which I serve, such resignation effective as of the time of the Board’s such written request.

This resignation may not be withdrawn by me at any time.

Sincerely,

[Applicable Nominee]

EXHIBIT G

FORM OF COMPANY STOCKHOLDER LOCK-UP AGREEMENT

THIS COMPANY STOCKHOLDER LOCK-UP AGREEMENT (this “Agreement”) is dated as of [●], 2023, by and between the undersigned (the “Holder”) and ROC Energy Acquisition Corp. (prior to the Effective Time (as defined in the Merger Agreement (as defined below)), the “Acquiror,” and at and after the Effective Time, “PubCo”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Merger Agreement (as defined below).

BACKGROUND

A.            The Acquiror, ROC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror (the “Merger Sub”), and Drilling Tools International Holdings, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger dated as of February [●], 2023 (the “Merger Agreement”).

B.            Pursuant to the Merger Agreement, the Acquiror will become the 100% stockholder of the Company and will be renamed Drilling Tools International Corporation (the “Transaction”).

C.            The Holder is the record and/or beneficial owner of equity securities of the Company, which will be exchanged for PubCo Common Stock pursuant to the Merger Agreement.

D.            As a condition of, and as a material inducement for the Company to enter into and consummate the transactions contemplated by the Merger Agreement, the Holder has agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1.             Lock-Up.

(a)           During the Lock-up Period (as defined below), the Holder irrevocably agrees that it, he or she will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (as defined below), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Lock-up Shares, whether any of these transactions are to be settled by delivery of any such Lock-up Shares, in cash or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to any security of Acquiror (collectively, “Transfer”).

(b)           In furtherance of the foregoing, Acquiror will (i) place an irrevocable stop order on all Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify Acquiror’s transfer agent in writing of the stop order and the restrictions on such Lock-up Shares under this Agreement and direct Acquiror’s transfer agent not to process any attempts by the Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

(c)           For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

(d)           For purpose of this Agreement, the “Lock-up Period” means the earlier of (i) the date that is 180 days following the Closing Date, and (ii) the date specified in a written waiver of the provisions of this Agreement duly executed by the Sponsor and the Acquiror.

The restrictions set forth herein shall not apply to: (1) (A) another entity that is an affiliate of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or any affiliate of the undersigned or that shares a common investment advisor with the undersigned or (B) Transfers as part of a distribution to members, partners or stockholders of the undersigned via dividend or share repurchase; (2) Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon liquidation or dissolution of the entity; (3) transactions relating to shares of PubCo Common Stock or other securities convertible into or exercisable or exchangeable for shares of PubCo Common Stock acquired in open market transactions after the Effective Time; (4) Transfers made pursuant to a bona fide gift or charitable contribution; (5) Transfers made by will or intestate succession upon the death of a Holder; (6) Transfers pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; (7) the exercise of stock options or warrants to purchase shares of PubCo Common Stock or the vesting of share awards of PubCo Common Stock and any related transfer of shares of PubCo Common Stock to Acquiror in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (B) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such PubCo Common Stock, it being understood that all shares of PubCo Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the Lock-Up Period; (8) surrender of shares of Company Common Stock or other securities convertible into or exercisable or exchangeable for shares of PubCo Common Stock for cancellation pursuant to any contractual arrangement in effect at the Effective Time; (9) the entry, by the Holder, at any time after the Effective Time, of any trading plan providing for the sale of shares of PubCo Common Stock by the Holder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any shares of PubCo Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period; (10) transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of Acquiror’s stockholders having the right to exchange their shares of PubCo Common Stock for cash, securities or other property; and (11) transactions to satisfy any U.S. federal, state, or local income tax obligations of the Holder (or its direct or indirect owners) arising from a change in the Internal Revenue Code of 1986, as amended (the “Code”) or the regulations promulgated thereunder (the “Treasury Regulations”) after the date on which the Merger Agreement was executed by the parties, which change prevents the Merger from receiving the Intended Tax Treatment (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or the Treasury Regulations taking into account such changes), solely and to the extent necessary to cover any tax liability as a direct result of the transaction; provided, however, that in the case of clauses (1) through (4), the permitted transferees must enter into a written agreement, in substantially the form of this Agreement, agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

In addition, the restrictions set forth herein shall not apply to any bona fide third-party tender offer, merger, consolidation, business combination, stock purchase or other similar transaction or series of related transactions after the Closing Date, if such transaction or transactions would result in a Change of Control; provided that in the event that such tender offer, merger, consolidation, business combination, stock purchase or transaction or series of related transactions is not completed, the Lock-up Shares shall remain subject to the restrictions set forth herein. A “Change of Control” means (whether by tender offer, merger, consolidation, asset sale or other similar transaction, whether in one or a series of related transactions): (a) the sale of all or substantially all of the consolidated assets of Acquiror and Acquiror subsidiaries to a third-party acquiror; (b) a sale resulting in no less than a majority of the voting power of the Acquiror being held by person that did not own a majority of the voting power prior to such sale; or (c) a merger, consolidation, recapitalization or reorganization of Acquiror with or into a third-party acquiror that results in the inability of the pre-transaction equity holders to designate or elect a majority of the Board of Directors (or its equivalent) of the resulting entity or its parent company. In the event that all or a portion of the securities subject to any other lock-up agreement entered into, or otherwise applicable, in connection with the Transaction are released early from the restrictions of such other such other lock-up agreement (whether by release, waiver, amendment, modification, termination or otherwise), the Lock-up Shares subject to this Agreement shall be released on a pro rata basis.

2.             Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound. The Acquiror represents and warrants that each 5% stockholder of the Company, and each holder of founder shares of the Acquiror, has entered into a lock-up agreement on substantially the same terms as the terms provided for in this Agreement.

3.             Beneficial Ownership. The Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any shares of capital stock of Acquiror, or any economic interest in or derivative of such stock, other than those securities specified on the signature page hereto. For purposes of this Agreement, the shares of PubCo Common Stock received by the Holder as merger consideration in the Transaction and beneficially owned by the Holder as specified on the signature hereto are collectively referred to as the “Lock-up Shares.”

4.             No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

5.             Notices. Any notices required or permitted to be sent hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00 PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

(a)	If to Acquiror, to:

ROC Energy Acquisition Corp.

16400 Dallas Parkway

Dallas, Texas 75248

Attention: Daniel Kimes, Chief Executive Officer

Email: dkimes@rocspac.com

with a copy to (which shall not constitute notice):

Winston & Strawn LLP

800 Capitol Street, Suite 2400

Houston, TX 77002

Attn: Michael Blankenship

Email: mblankenship@winston.com

(b)	If to the Holder, to the address set forth on the Holder’s signature page hereto, with a copy, which shall not constitute notice, to:

[•]

Attention: [•]

Phone: [•]

E-mail: [•]

or to such other address as any party may have furnished to the others in writing in accordance herewith.

6.             Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

7.             Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

8.             Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. The Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by Acquiror and its successors and assigns.

9.             Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

10.           Amendment. This Agreement may be amended or modified by written agreement executed by each of the parties hereto.

11.           Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

12.           No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

13.           Governing Law. The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of Delaware.

14.           Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with a provision in the Merger Agreement, the terms of this Agreement shall control.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ROC ENERGY ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Company Stockholder Lock-Up Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HOLDER

By:
Name:

Address:

[•]

NUMBER OF Lock-up Shares:

[•]

[Signature Page to Company Stockholder Lock-Up Agreement]